UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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HARSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015 Annual Meeting

of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2015 Annual Meeting of Stockholders

Wednesday, April 29, 2015

9:00 a.m., Eastern Time

350 Poplar Church Road, Camp Hill, Pennsylvania

Dear Fellow Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Wednesday, April 29, 2015, beginning at 9:00 a.m., Eastern Time, at Harsco Corporation’s Corporate Headquarters, 350 Poplar Church Road, Camp Hill, Pennsylvania.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found beginning on page 6 of the Proxy Statement.

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely, F. Nicholas Grasberger, III President & Chief Executive Officer

March 30, 2015

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(continued)

Page

Response to Previous Say-on-Pay Advisory Voting	40
Key Changes Implemented in 2014	41
Overview of 2014 Compensation Decisions and Actions	41
Determining 2014 NEO Compensation	42
Key Elements of 2014 NEO Compensation Program	47
Employment Arrangements with Certain NEOs	53
Potential Payments upon Change in Control and Other Potential Post-Employment Payments	55
Stock Ownership Guidelines	56
Right to Recover Incentive Compensation	56
Hedging Policy	57
Policy Regarding Tax and Accounting Impact on Executive Compensation	57
Compensation Committee Report	57
Compensation Policies and Practices as They Relate to Risk Management	58
2014 Summary Compensation Table	59
2014 Grants of Plan-Based Awards Table	62
Outstanding Equity Awards at 2014 Fiscal Year-End Table	64
2014 Option Exercises and Stock Vested Table	66
2014 Pension Benefits Table	67
2014 Nonqualified Deferred Compensation Table	68
Termination or Change in Control Arrangements	69
Benefits and Perquisites	77

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION	78

Response to Previous Say-on-Pay Votes	78

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2014)	80

PROPOSAL 4: APPROVAL OF AN AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS.	80

TRANSACTIONS WITH RELATED PERSONS	82

Policies and Procedures Regarding Transactions with Related Persons	82

EXECUTIVE DEVELOPMENT AND SUCCESSION	82

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	82

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	83

OTHER MATTERS	83

Householding of Proxy Materials	83
Stockholder Proposals and Nominations for Presentation at 2016 Annual Meeting of Stockholders	83

ii

350 Poplar Church Road

Camp Hill, PA 17011 USA

Notice of 2015 Annual Meeting

of Stockholders

Wednesday, April 29, 2015

9:00 a.m., Eastern Time

350 Poplar Church Road, Camp Hill, Pennsylvania

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Wednesday, April 29, 2015, beginning at 9:00 a.m., Eastern Time, at Harsco Corporation’s Corporate Headquarters, 350 Poplar Church Road, Camp Hill, Pennsylvania. The purposes of the meeting are as follows:

1.	To elect the 10 nominees named in the Proxy Statement to serve as Directors until the 2016 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2015;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;
4.	To approve an amendment of the Company’s Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors; and
5.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2015 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on March 3, 2015 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found beginning on page 6 of the Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Interim General Counsel & Corporate Secretary

March 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2015. The Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and our 2014 Summary Annual Report are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Summary

2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 29, 2015
9:00 a.m., Eastern Time

Place:	Harsco Corporation’s Corporate Headquarters
350 Poplar Church Road
Camp Hill, Pennsylvania 17011

Record Date:	March 3, 2015

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information

Proposal 1:	Election of Directors	FOR each nominee	14

Proposal 2:	Ratification of Appointment of Independent Auditors	FOR	33

Proposal 3:	Approval, on an Advisory Basis, of Named Executive Officer Compensation	FOR	78

Proposal 4:	Approval of an Amendment of the Company’s Restated Certificate of Incorporation to Implement a Majority Voting Standard in Uncontested Elections of Directors	FOR	80

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following 10 nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found on pages 15 – 19.

Name	Age	Years on Board	Position	Independent	Committee Memberships*
James F. Earl	58	3	Executive Vice President of GATX Corporation	Yes	Audit MD&C
Kathy G. Eddy	64	11	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Nominating+
David C. Everitt	62	5	Non-Executive Chairman of the Board of Directors of the Company	Yes	None
Stuart E. Graham	69	6	Chairman of Skanska AB	Yes	MD&C
F. Nicholas Grasberger, III	51	1	President & Chief Executive Officer of the Company	No	None
Terry D. Growcock	69	7	Retired Chairman of the Board of The Manitowoc Company	Yes	MD&C+
Henry W. Knueppel	66	7	Retired Chairman of the Board of Regal Beloit Corporation	Yes	Audit
Elaine La Roche	65	1	Senior Advisor to China International Capital Corporation US	Yes	Audit Nominating
James M. Loree	56	5	President and Chief Operating Officer of Stanley Black & Decker	Yes	Audit+ Nominating
Phillip C. Widman	60	1	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee

+	Indicates Committee Chair

GOVERNANCE HIGHLIGHTS

Board Composition

•     10 Director nominees; 9 are independent

•     Average age of Director nominees is 62

•     Average tenure of Director nominees is 4.7 years

•     6 new Directors in last 5 years

•     Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•     Separate Non-Executive Chairman and CEO roles

•     3 fully independent Board committees

•     Executive session of independent Directors held at each regularly-scheduled Board meeting

•     Declassified Board – all Directors elected annually

•     By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•     Formal policy on Board diversity

•     Stated goal of establishing 3-year terms for committee chairs and members (with one potential renewal term)

•     Stated goal of establishing 3-year terms for Non-Executive Chairman/Lead Independent Director (with one potential renewal term)

•     Mandatory retirement age of 72

•     Annual Board and committee self-assessments

•     Bi-Annual evaluation of individual Director performance

•     Corporate Governance Principles limit Director membership on other public company boards

•     Strong clawback and anti-hedging policies

•     Significant share ownership requirements for Directors and senior executives

•     Active role in risk oversight

•     Annual advisory vote on named executive officer compensation

•     On average, Directors attended 98% of Board and committee meetings held in 2014

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our key executives with the interests of stockholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation program includes the following key features:

•	We Pay for Performance by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company and business unit goals.

¡	At target performance levels, 2014 variable compensation represented 78% of our President & Chief Executive Officer’s (“CEO”) total compensation and, on average, 66% of total compensation for our other named executive officers (“NEOs”)

¡	Payouts under our 2014 annual incentive plan were 100% performance based – all NEOs had at least 50% of their annual incentive tied to Harsco Consolidated results – and payouts varied based upon performance achievement

¡	One-third of the equity awards granted to NEOs in 2014 were in the form of performance share units, which may be earned based on achievement of pre-determined performance goals

•	We Pay Competitively by setting total target compensation at the median of our defined market for talent.

¡	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint

¡	We provide competitive benefits and perquisites to our NEOs

•	We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and encouraging executive stock ownership

¡	Our 2014 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units, stock appreciation rights and performance share units)

¡	Stock ownership requirements for our current NEOs ranged from three times (for NEOs other than our President & CEO) to six times salary (for our President & CEO)

NEO Total Target Compensation for 2014

Compensation Element	% of Total (CEO)	% of Total (All Other NEOs)	Description	Cash	Equity
Base Salary	22	34	Fixed annual cash amount	✓
Annual Incentive (AIP Awards)	22	25	Variable, performance-based annual cash payment	✓
Long-Term Incentive (LTIP Awards)	56	41	Variable, time- and performance-based annual equity award grant with three-year vesting		✓

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Statement

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Harsco Corporation’s Corporate Headquarters, 350 Poplar Church Road, Camp Hill, Pennsylvania, on Wednesday, April 29, 2015, beginning at 9:00 a.m., Eastern Time.

Should you wish to obtain directions to the Harsco Corporation Corporate Headquarters in order to attend the Annual Meeting and vote in person, please contact Kenneth D. Julian, Senior Director – Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting?

A:	You can vote if, as of the close of business on March 3, 2015 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 80,082,869 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

•	By Mail – You can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card.

Please see the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:	Yes. However, while we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:	Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Tuesday, April 28, 2015. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal 2). Brokers are not entitled to vote your shares with respect to the election of Directors, the advisory vote on the compensation of the Company’s named executive officers or the proposal to amend the Restated Certificate of Incorporation (Proposals 1, 3 and 4) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:	If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling 1-800-690-6903 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

•	Proposal 1: Election of Directors – the 10 nominees who receive the greatest number of votes cast for election will be elected as Directors, subject to the Company’s Director resignation requirement should any Director not receive a majority of the votes cast.

•	Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2015.

•	Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	Proposal 4: Approval of an Amendment of the Company’s Restated Certificate of Incorporation to Implement a Majority Voting Standard in Uncontested Elections of Directors – the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote at the Annual Meeting.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our restated certificate of incorporation and by-laws, votes withheld and broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal 1) and therefore will not affect the outcome of Director elections. However, votes withheld will be treated as votes cast against the applicable Director for purposes of the Company’s Director resignation requirement (see the next question and answer for more information). With respect to the approval of the compensation of our named executive officers (Proposal 3), abstentions will be treated as negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal 2) and the proposal to amend the Restated Certificate of Incorporation (Proposal 4), abstentions will be treated as negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:	Currently, under our Restated Certificate of Incorporation, the 10 Director nominees who receive the greatest number of votes cast for election will be elected as Directors. However, our by-laws provide that in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the 10 nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2015;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the approval of an amendment of the Company’s Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a cost that is not expected to exceed $13,000 plus reasonable out-of-pocket expenses.

THE BOARD OF DIRECTORS

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of 10 Directors, nine of whom qualify as independent. In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2014 fiscal year, the independent Directors held five meetings, each of which was attended by the complete group of independent Directors serving on the Board at the time of the meeting.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate. For example, as of September 10, 2012, we separated the positions of Chairman of the Board and CEO in light of the fact that our then-recently elected CEO was both new to the Company and had not previously served on a public company board of directors.

Currently, F. Nicholas Grasberger, III serves as our President & CEO, a position he has held since August 1, 2014. In this role, Mr. Grasberger is responsible for managing the day-to-day operations of the Company and for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. Mr. Grasberger is accountable for Company performance and reports directly to the Board.

Effective August 1, 2014, the Board appointed David C. Everitt to serve as the Non-Executive Chairman of the Board. In this role, Mr. Everitt’s responsibilities include the following:

•	serving as a resource to the President & CEO in connection with strategic planning and other matters of strategic importance to the Company;

•	receiving reports from the President & CEO, organizing and facilitating the President & CEO evaluation process and providing ongoing, constructive feedback to the President & CEO;

•	consulting with the President & CEO regarding the Company’s relations and communications with stockholders of the Company, analysts and the investor community;

•	chairing meetings of the Board;

•	setting the schedule and agenda for Board meetings in consultation with the President & CEO;

•	determining the information that is sent to the Board in consultation with the President & CEO;

•	presiding over the executive sessions and other meetings of the independent Directors; and

•	communicating the results of meetings of the independent Directors to the President & CEO and other members of management, as appropriate.

In the event the Board determines that the same individual should serve as both Chairman of the Board and CEO, the Board will establish an independent Lead Director position. The individual serving as Lead Director will be selected by the independent Directors and will have responsibilities similar to those of the Non-Executive Chairman of the Board.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit Committee, MD&C Committee and Nominating Committee is comprised entirely of independent directors.

The Board believes that its current leadership structure provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its stockholders.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•   Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•   Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•   Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•   Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and Defalcations

•   Oversees financial risks, including risks relating to key accounting policies

•   Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•   Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•   Meets regularly with representatives of the independent auditors

MD&C Committee

•   Oversees risks relating to the Company’s compensation programs*

•   Oversees risks relating to the Company’s equity programs*

•   Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•   Employs independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs

•   Oversees the Company’s executive management succession planning program

Nominating Committee

•   Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•   Evaluates related person transactions

•   Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” on page 58 of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above. The Board believes that its current structure – including separate Chairman of the Board and CEO roles, nine independent Directors (out of 10) and committees comprised entirely of independent Directors – helps to ensure that key strategic decisions made by senior management, up to and including the President & CEO, are reviewed and overseen by independent Directors of the Board.

Experiences, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinker, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2015, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

•	Leadership Experience – Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role directors play in overseeing the affairs of large organizations. Nine of the 10 members of the Board are current or former executive officers.

•	International Experience – Given the Company’s global footprint and current focus on growing its presence in emerging markets, directors with experience in markets outside the United States are critical to the Company’s long-term success.

•	Innovation and Technology Experience – In light of the important role of innovation and technology to the Company’s manufacturing businesses, directors with innovation and technology experience add significant value to the Board.

•	General Industrial Experience – Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

•	Brand Marketing Experience – Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

•	Financial Experience – Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director and Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates.

As noted above, the Nominating Committee evaluates the current composition of the Board from time-to-time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including three who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries, including manufacturing, rail, accounting, consulting, construction, consumer products, industrial services and education.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of 10 Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	S. E. Graham,

•	F. N. Grasberger, III,

•	T. D. Growcock,

•	H. W. Knueppel,

•	E. La Roche,

•	J. M. Loree, and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, the 10 Director nominees who receive the greatest number of votes cast for election will be elected as Directors. This is known as a “plurality voting standard.” However, if any Director nominee fails to receive more “for” votes than votes “withheld” for his or her election, then such Director, although elected to the Board, will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

As a matter of good corporate governance, the Board is submitting a proposal for consideration at the Annual Meeting that would eliminate the plurality voting standard contained in the Company’s Restated Certificate of Incorporation and provide that, in any uncontested election, a Director nominee will only be elected if he or she receives a majority of the votes cast with respect to his or her election. The plurality voting standard would continue to apply to any contested elections (that is, an election where the number of Director nominees exceeds the number of Directors to be elected). Under the Company’s Restated Certificate of Incorporation, Proposal 4 will require approval from stockholders holding at least 80% of the Company’s outstanding Common Stock in order to pass.

Nominees for Director

Each nominee for election as Director was previously elected by our stockholders, with the exception of Mr. Grasberger who was appointed by the Board on April 29, 2014. All of the Directors have been recommended for election by the Nominating Committee, and the Board has approved all such recommendations. Each nominee for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election and each other Director candidate, his or her age (as of March 3, 2015), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2016

James F. Earl	Director since 2012, Age 58

Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies) since 2006. President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) since 2012. Chief Operating Officer (“COO”) of GATX from 2006 to 2012. Mr. Earl has served as an executive with GATX since 1988 and prior to that time held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: Audit; MD&C

Kathy G. Eddy	Director since 2004, Age 64

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council and Secretary of the West Virginia Higher Education Policy Commission. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for 34 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. Ms. Eddy also served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chairman of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Nominating (Chairman)

David C. Everitt	Director since 2010, Age 62

Non-Executive Chairman of the Company since August 1, 2014. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Gates Corporation, Brunswick Corporation and Agrium Inc., where he serves on the Audit Committee. He is also a member of the Board of Directors and the Audit Committee of the National Business Aviation Association.

Mr. Everitt’s service as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: None

Stuart E. Graham	Director since 2009, Age 69

Chairman of Skanska AB (a leading provider of construction services) since April 2012. Previously, he served as Vice Chairman of Skanska AB, a position he held beginning in April 2011. Served as Chairman of Skanska USA from September 2008 until January 2010. From 2002 until his retirement in April 2008, Mr. Graham served as President & CEO of Skanska AB. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He is a member of the Board of Directors of Industrivarden AB, Skanska AB and PPL Corporation. Mr. Graham is Chairman of the Compensation and Project Review committees and a member of the Audit Committee of Skanska AB. He is a member of the Compensation and Nuclear Oversight committees of PPL Corporation. Mr. Graham also serves on the Board of Directors of Brand Energy & Infrastructure Services, Inc. (“Brand”), a strategic venture in which the Company holds an approximate 29% equity interest. From 2006 to 2011, Mr. Graham was a member of the Board of Directors of Securitas AB.

Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for business units in the United States and United Kingdom, Hong Kong and Latin America. He has lived and worked outside the United States for many years leading a large, multinational European construction group. Mr. Graham’s international management experience is an invaluable asset to the Board, where he has demonstrated an in-depth understanding of our global business needs. Mr. Graham further contributes leadership and consensus-building skills as a member of our Management Development and Compensation Committee. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C

F. Nicholas Grasberger, III	Director since 2014, Age 51

President & Chief Executive Officer since August 1, 2014. Mr. Grasberger has held financial and operations executive positions throughout his career. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers Division of Fenner Plc from March 2011 to April 2013. Prior to joining Fenner, he served as Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the parent company of Armstrong World Industries from January 2005 to March 2009, and later as CEO of Armstrong’s Building Products division from April 2009 to November 2009. Previously, Mr. Grasberger served as the Chief Financial Officer for Kennametal, Inc. and before that as Corporate Treasurer and director of the corporate planning process at H. J. Heinz Company. He started his career with USX Corporation.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Terry D. Growcock	Director since 2008, Age 69

Retired Chairman of the Board of The Manitowoc Company (“Manitowoc”) (a worldwide provider of lifting equipment and foodservice equipment, and a North American mid-size shipbuilder). Served as Chairman of Manitowoc from mid-2007 until December 2008, as Chairman and CEO from 2002 until mid-2007, and as President & CEO from 1998 until 2002. Served in various executive leadership roles at Manitowoc after joining the company in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a director of Harris Corporation and Carlisle Companies, Inc.

Mr. Growcock has led and directed several global industrial businesses, where he developed critical judgment and risk assessment skills. He contributes these skills to our Board, along with his experience as an international business leader and his knowledge of global procurement matters, LeanSigma ® and strategic planning, each of which represent key focus areas for our business in 2014 and beyond. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C (Chairman)

Henry W. Knueppel	Director since 2008, Age 66

Former Non-Executive Chairman from September 10, 2012 to July 31, 2014. Interim Chairman and CEO of the Company from February 23, 2012 to September 10, 2012. Served as Chairman of Regal Beloit Corporation (“Regal Beloit”) (a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets) between April 2006 and December 2011 and as CEO between April 2005 and May 2011. Served as President and Chief Operating Officer of Regal Beloit from April 2002 to December 2005 and as Executive Vice President from 1987 to April 2002. Mr. Knueppel joined Regal Beloit in 1979. Mr. Knueppel has served as a director of Regal Beloit since 1987, a director of Snap-On Incorporated since 2011 (where he serves on the Governance Committee) and a director of the Wisconsin Energy Corporation (where he serves on the Audit Committee and the Governance Committee) and Wisconsin Electric Power Company (where he serves on the Audit Committee and Governance Committee) since 2013.

Mr. Knueppel’s leadership roles with Regal Beloit enable him to bring demonstrated management ability to our Board. His prior position as CEO of Regal Beloit has also led to his developing a critical level of insight into the operational requirements of a large, multinational company. Mr. Knueppel’s service as our Interim Chairman and CEO from February to September 2012 enhanced his knowledge of the Company’s operations, personnel, finances and strategic direction, giving him additional insight that he shares with the Board.

Committee Memberships: Audit

Elaine La Roche	Director since 2014, Age 65

Senior Advisor to China International Capital Corporation US (a Chinese financial services institution) since March of 2011. Prior to that time, Ms. La Roche was with JPMorgan Chase & Co. (an international financial services institution) in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities from 2008 to 2010. Over the course of a 20-year career at Morgan Stanley (an international financial services institution), Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, President and Head of the Asia Desk, and Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Ms. La Roche currently serves as a director of Marsh & McLennan Companies, where she sits on the Audit Committee and as a director of China Construction Bank Corporation, where she is also a member of the Audit and Strategy Development Committees and serves as Chairman of the Nomination and Compensation Committee.

With more than 30 years’ experience as a financial services executive, Ms. La Roche brings extensive financial expertise, business acumen and operational oversight skills to the Board. Her focus on the Asian markets, specifically with regard to China where she lived and worked for various stretches of time over the last 18 years, will also be a valuable asset to the Board. Her membership on other public company boards, including a non-U.S. company board, will further enhance her contribution to the Board.

Committee Memberships: Audit, Nominating

James M. Loree	Director since 2010, Age 56

President and COO of Stanley Black & Decker (a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions and engineered fastening systems) since January 2013. Previously, he served as Executive Vice President and COO, a position he held beginning in 2009, first with Stanley Works (a worldwide manufacturer and marketer of tools, hardware and specialty hardware products for home improvement, consumer, industrial and professional use) prior to its merger with Black & Decker, which was completed in March 2010. Prior to 2009, Mr. Loree served as Executive Vice President and Chief Financial Officer of Stanley Works, having joined the company in 1999 from General Electric (a diversified infrastructure, finance and media company) where he had served for almost 20 years.

As a result of his senior leadership roles with both Stanley Black & Decker and General Electric, Mr. Loree brings an in-depth knowledge of the manufacturing and industrial services industries and a well-developed understanding of the business issues and risks facing a global business in today’s environment. Mr. Loree’s financial acumen is also of benefit to our Board through his service as Chairman of the Audit Committee.

Committee Memberships: Audit (Chairman); Nominating

Phillip C. Widman	Director since 2014, Age 60

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee and as a member of the Risk Oversight Committee, and Vectrus, Inc. where he serves on the Audit and Compensation Committees. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Director Attendance at Annual Meeting

The Board held 11 meetings during the fiscal year ended December 31, 2014. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2014 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All of our then-current Directors attended the Annual Meeting of Stockholders in 2014.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 3, 2015, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance
James M. Loree (Chairman)	Terry D. Growcock (Chairman)	Kathy G. Eddy (Chairman)
James F. Earl	James F. Earl	Elaine La Roche
Henry W. Knueppel	Stuart E. Graham	James M. Loree
Elaine La Roche
Phillip C. Widman

All Directors, including committee chairs, served on the respective committees listed above for the entire 2014 fiscal year, except as follows (in each case effective April 29, 2014, unless otherwise noted):

•	Audit Committee – Ms. Eddy (as of July 30, 2014) and Mr. Graham rotated off and Mr. Everitt’s service ended with his appointment as Interim President & CEO of the Company on February 28, 2014; added Messrs. Knueppel (as of July 30, 2014) and Widman and Ms. La Roche;
•	Management Development and Compensation Committee – added Mr. Graham; Mr. Wilburn retired and Mr. Everitt’s service ended with his appointment as Interim President & CEO of the Company on February 28, 2014; and
•	Nominating and Corporate Governance Committee – added Ms. La Roche; Mr. Sordoni retired.

The table below identifies the number of meetings held by each committee in 2014, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties and Responsibilities	General Information
Audit	5

•     Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•     Review and approve audit and non-audit services;

•     Review results of the annual audit;

•     Review adequacy of internal controls;

•     Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•     Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•     Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•     Reviewed its charter in 2014 and determined no changes were necessary

•     Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Audit Committee Report begins on page 30

Committee	Meetings	Duties and Responsibilities	General Information

•     Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

•     Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•     Review and discuss Quarterly Earnings Releases prior to their release.

MD&C	9

•     Establish and review the Company’s overall executive compensation philosophy;

•     Review and approve goals and objectives relevant to executive officer compensation;

•     Evaluate executive officer performance relative to established goals and objectives and determine and approve compensation based on the performance evaluation;

•     Review and approve (or recommend that the Board approve) the incentive compensation, equity grants and other executive benefits of the CEO and other executive officers;

•     Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation;

•     Review incentive compensation plans and equity-based compensation plans;

•     Review the overall structure and operation of the Company’s compensation programs to ensure they do not encourage excessive risk taking;

•     Oversee other benefit and compensation plans applicable to executive officers;

			• Amended its charter in 2014 • Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us • MD&C Committee Report begins on page 57

Committee	Meetings	Duties and Responsibilities	General Information

•     Oversee the executive officer assessment, development and succession planning process; and

•     Review and discuss with management the Compensation Discussion & Analysis to be included in the proxy statement.

Nominating	5

•     Establish criteria for the selection of new Directors to serve on the Board;

•     Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•     Consider matters relating to the retirement of Board members, including term limits or age caps;

•     Review matters relating to Director and Director nominee independence;

•     Review and make recommendations to the Board regarding Board and committee size and composition;

•     Oversee the evaluation of the Board and each of its committees;

•     Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•     Oversee the Company’s corporate governance program and Corporate Governance Principles; and

•     Oversee (in conjunction with Audit Committee) the Company’s compliance program.

•     Reviewed its charter in 2014 and determined no changes were necessary

•     Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors” below.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 23 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/about-us in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Non-Executive Chairman, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Non-Executive Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following nine Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Graham, Growcock, Knueppel, Loree, and Widman and Ms. Eddy and La Roche. The Board also affirmatively determined that Messrs. Sordoni and Wilburn, who served as Directors until April 29, 2014, were, at the time they served as Directors, independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC. In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders. Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms.

The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate.

The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Polar Church Road

Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•	The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•	The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•	A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2016 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2014, and there have been no such changes to date in 2015. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

Based on the market data provided in connection with its annual review of director compensation in 2014, the Nominating Committee determined that no changes to the overall non-employee Director compensation structure were required in 2014 in order to ensure alignment with market median levels and practices.

The compensation structure for non-employee directors for 2014 was as follows:

Compensation Element	Current Program Value
Annual Retainer:	$70,000
Non-Executive Chairman Premium (Annual):(1)	$100,000
Audit Committee Chair Retainer (Annual):(2)	$15,000
Audit Committee Member Retainer (Annual):	$7,500
MD&C Committee Chair Retainer (Annual):(2)	$10,000
MD&C Committee Member Retainer (Annual):	$5,000
Nominating Committee Chair Retainer (Annual):(2)	$10,000
Nominating Committee Member Retainer (Annual):	$5,000
Board and Committee Meeting Fee (Per Meeting)	(3)
Other Meetings and Duties (Per Day)	(3)
Telephonic Board Meeting Fee (Per Meeting)	(3)
Telephonic Committee Meeting Fee (Per Meeting)	(3)
Restricted Stock Unit Grant Value (Annual):	$110,000
Plan Participation	Deferred Compensation Plan

(1)	The Non-Executive Chairman Premium is paid in addition to the annual retainer.

(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.

(3)	For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,500 (for in-person/telephonic Board meetings and in-person committee meetings) or $750 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times their annual retainer. Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested Restricted Stock Units (“RSUs”), which must be held until termination of service, as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2014, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

RSUs are granted under the 1995 Non-Employee Directors’ Stock Plan (the “Director Plan”). Each RSU vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock upon termination of the individual’s service as a Director. Dividend equivalents on the RSUs are not credited prior to vesting, but are credited thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2014 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2014 (except for Mr. Everitt, who served for part of 2014 as Interim President & CEO; Mr. Everitt’s named executive officer and director compensation is reported in the 2014 Summary Compensation Table on page 59):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
James F. Earl	$84,000	$106,496	$0	$0	$190,496
Kathy G. Eddy	$84,375	$106,496	$0	$0	$190,871
Stuart E. Graham	$76,875	$106,496	$0	$0	$183,371
Terry D. Growcock	$81,500	$106,496	$0	$0	$187,996
Henry W. Knueppel	$131,458	$106,496	$0	$0	$237,954
Elaine La Roche	$61,875	$106,496	$0	$0	$168,371
James M. Loree	$90,000	$106,496	$0	$0	$196,496
Andrew J. Sordoni, III(3)	$25,000	$0	$0	$0	$25,000
Phillip C. Widman	$58,125	$106,496	$0	$0	$164,621
Robert C. Wilburn(3)	$25,000	$0	$0	$0	$25,000

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings and other duties.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2014, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Each non-employee Director was granted 4,289 RSUs on May 9, 2014, other than Mr. Everitt who was serving as Interim President & CEO at that time. The RSUs granted to non-employee Directors in 2014 are expected to vest on April 29, 2015 and are payable in Common Stock within 60 days following the termination of the non-employee Director’s service as a Director. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 3, 2015. See Note 14, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2014, non-employee Directors held the following RSUs, all of which were vested except for those granted in 2014: Mr. Earl, 9,570; Ms. Eddy, 30,540; Mr. Graham, 21,229; Mr. Growcock, 23,647; Mr. Knueppel, 19,847; Ms. La Roche 4,289; Mr. Loree, 16,592; and Mr. Widman 4,289.

(3)	Retired from the Board on April 29, 2014.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our President & CEO, former Interim President & CEO, our CFO, and the other three current executive officers named in the 2014 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of March 3, 2015, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock is as of the dates stated in footnotes (6) through (8) to the table (percentages are calculated assuming continued beneficial ownership at March 3, 2015).

	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Exercisable Options(2)	Number of Other Stock Equivalents(3)
Named Executive Officers
D. C. Everitt	39,974	*	0	2,528
F. N. Grasberger, III	50,000	*	30,474	57,560
P. F. Minan	13,698	*	0	3,906
A. V. Dorch(4)	8,653	*	19,683	15,138
R. E. Lundgren, Jr.	3,000	*	0	26,113
S. W. Jacoby	23,488	*	48,264	9,085
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	5,281	*	0	4,289
K. G. Eddy	28,251	*	0	4,289
S. E. Graham	21,940	*	0	4,289
T. D. Growcock	20,358	*	0	5,032	(5)
H. W. Knueppel	51,386	*	0	4,289
E. La Roche	0	*	0	4,289
J. M. Loree	35,303	*	0	4,289
P. C. Widman	0	*	0	4,289
All current Directors and executive officers as a group (16 persons in total, including those listed above)	327,528	*	146,685	163,450
More than 5% Beneficial Owners
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(6)	8,852,868	11.1%
BlackRock, Inc. 40 East 52 nd Street New York, NY 10022(7)	6,573,973	8.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(8)	5,301,335	6.6%

* Less than one percent.

(1)	Includes, in the case of Ms. Dorch and Mr. Jacoby, and all current Directors and executive officers as a group, 2,839 shares and 5,038 shares, and totaling 15,809 shares, respectively, pursuant to our qualified Retirement Savings and Investment Plan (“RSIP”), in respect of which such persons have shared voting power and sole investment power. For Directors, also includes vested RSUs that were granted under the Director Plan in the period 2004 – 2013.

(2)	Represents all stock options and stock appreciation rights (“SARs”) exercisable within 60 days of March 3, 2015. The stock options were awarded under our 1995 Executive Incentive Compensation Plan (the “1995 Plan”). The SARs were awarded under the 1995 Plan and our 2013 Equity and Incentive Compensation Plan (the “2013 Plan”). Unexercised stock options and SARs have no voting power.

(3)	Stock equivalents include unvested RSUs.

(4)	As of March 10, 2015, Ms. Dorch no longer serves as Chief Legal Officer, Chief Compliance Officer & Corporate Secretary. Concurrently, Ms. Dorch forfeited all unvested equity awards.

(5)	Certain Directors have elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout.

(6)	The information for T. Rowe Price Associates, Inc. (“Price Associates”) is derived from a Schedule 13G/A filing by such entity with the SEC on February 13, 2015, reporting sole voting power over 1,566,723 shares and sole dispositive power over 8,852,868 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on January 23, 2015, reporting sole voting power over 6,364,624 shares and sole dispositive power over 6,573,973 shares.

(8)	The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 11, 2015, reporting sole voting power over 109,422 shares, sole dispositive power over 5,199,513 shares and shared dispositive power over 101,822 shares.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of five Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. La Roche and Messrs. Loree, Earl, Knueppel and Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2014 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

J. M. Loree, Chairman

J. F. Earl

H. W. Knueppel

E. La Roche

P. C. Widman

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2014 and December 31, 2013.

	Amount 2014	Amount 2013
Audit Fees(1)	$4,284,856	$5,280,084(5)
Audit-Related Fees(2)	$23,850	$2,189,957(5)
Tax Fees(3)	$249,670	$3,144,900(5)
All Other Fees(4)	$30,235	$5,400
Total Fees	$4,588,611	$10,620,341(5)

(1)	Includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes fees related to the divestiture of the Infrastructure business and audits of employee benefit plans in 2013 and accounting consultations.

(3)	Includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning services, as well as fees related to the divestiture of the Infrastructure business. The aggregate fees for tax compliance services performed by PricewaterhouseCoopers LLP were $20,000 and $23,650 in 2014 and 2013, respectively.

(4)	Includes fees related to assessments as well as licensing fees for software products.

(5)	2013 amounts represent increases of $142,916, $29,206 and $294,100 for audit, audit-related and tax fees, respectively, over amounts previously reported for 2013, reflecting the inclusion of amounts attributable to 2013 that had not been identified as of the date of the proxy statement for the 2014 Annual Meeting of Stockholders.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2015. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2015 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2016.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

Compensation Discussion & Analysis

EXECUTIVE SUMMARY

This Compensation Discussion & Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers (“NEOs”) in 2014. Our Management, Development & Compensation (“MD&C”) Committee is responsible for establishing our executive compensation program, including the program’s underlying philosophy and related policies.

Our 2014 Business and Approach to Executive Compensation: The Year in Review

Fiscal 2014 marked another significant year in Harsco’s transformation — to ensure that over time, every business in our portfolio will contribute stockholder value and demonstrate its ability to deliver returns above the cost of capital.

With a new executive leadership team in place, we refocused our business priorities to improve profitability and deliver stronger returns for our stockholders. The goals were to both deliver on the approved 2014 Annual Operating Plan, as well as continue to execute against “Project Orion” and other strategic initiatives. In setting Harsco’s 2014 objectives, the Board of Directors (“the Board”) recognized and contemplated certain special items that would need to be considered in fairly assessing the performance of the new Harsco executive leadership team against 2014 financial and operational goals.

During the course of the year, the team made significant progress against the 2014 Annual Operating Plan and accomplished its critical short-term strategic goals. Their collective 2014 achievements positively impacted all three of our business segments, reinforcing our commitment to turnaround our Metals & Minerals business and grow both our Rail and Industrial businesses.

Metals & Minerals	Rail	Industrial

•     Produced approximately $17 million of annualized benefits by executing on Project Orion. Among other things, we launched phases I and II of our planned simplification efforts and rolled out changes to our bid and contract management processes. In addition, we have finalized solutions at over 40% of the original underperforming sites.

• Consistent with our plan to grow internationally, we recorded wins in Europe supporting the Swiss Railway system. We also continued to develop and grow our aftermarket parts and services presence.

•     Acquired and successfully integrated Hammco LLC, a manufacturer of process coolers for the natural gas and petrochemical processing industries, which further grew the segment’s revenue and operating income.

We also completed the divestiture of our Infrastructure division, retaining an approximate 29% ownership interest in the newly-combined business (Brand Energy & Infrastructure Services). This investment’s value grew during the year. For 2014, the executive leadership team was focused on driving Return on Invested Capital. Harsco’s overall Return on Invested Capital, excluding special items, increased.

Given these strategic achievements over the past year, we have a positive outlook for the future. We also know that there is a considerable amount of work ahead as we continue our efforts to improve our financial results. However, while 2014 continued to be a challenging year, we believe these results show measurable progress and are reflective of our strategic implementation efforts that, in the long term, will fuel growth and create the increased stockholder value that our investors expect.

The MD&C Committee made its decisions about total compensation against this full backdrop, based on adjusted financial results, which impacted the range of payouts to our NEOs under the Annual Incentive Plan (“AIP”). The MD&C Committee planned for certain adjustments due to the impact on annual results related to special charges resulting from the implementation of our strategy, including restructuring and exit of legacy, underperforming contracts.

Aligning Pay to Stakeholder Interests

The design of and decisions regarding the executive compensation program were influenced and measured by progress in executing on our long-term business strategy through strategic achievements and steps toward improvements in key financial areas. With a new business strategy and leadership team in place, the MD&C Committee made it a priority to ensure that our executive compensation program is strongly aligned with our business structure, as well as balanced with the interests of our stockholders and NEOs going forward. To align our executive compensation program with the business for 2014 and beyond, we:

•	Implemented our executive compensation philosophy for 2014 programs to clarify the objectives of our compensation programs and better align our programs with our evolving business model;

•	Launched our redesigned annual and long-term incentive plans for 2014 to align them with our compensation philosophy and guiding principles;

•	Revised our 2014 AIP to:

º	Drive accountability towards delivering annual corporate and business segment operating plan improvements, both in terms of earnings growth and free cash flow. On occasion, our AIP may also include business unit specific goals that balance critical contributions to overall Harsco performance with specific strategic initiatives of the business unit over which Business Unit Heads have control;

º	Improve employee line-of-sight to business goals and objectives; and

º	Reduce program complexity and improve understanding;

•	Introduced a performance component through performance share units (“PSUs”) in the 2014 long-term incentive grants, aligned with our desire to create strong stockholder value;

•	Increased the share ownership requirement for the President & CEO from five to six times annual base salary; and

•	Revised our peer group for 2014 programs to adjust for our changing business portfolio, revenues and market capitalization.

CEO Realizable Pay vs. Total Shareholder Return

We believe our executive compensation program strikes an appropriate balance between our ability to attract, motivate, develop and retain highly qualified and superior leaders and alignment of our executives’ interests with the long-term interests of our stockholders. The graph below illustrates that our realizable pay level for Messrs. Fazzolari, Decker, and Grasberger (each of whom served as our President & CEO, at some point during the performance periods referenced in the graph) has been consistently aligned with our historic business performance.

While the total target compensation levels of our President & CEOs during these periods were within a range around the market median, the realizable pay for our President & CEOs over the same periods demonstrates that the Company’s executive compensation program is designed to adjust realizable pay in relation to performance. As illustrated below, our relative Total Shareholder Return (“TSR”) results for the 2011-2013 and 2012-2014 performance periods lagged that of most of our peer group companies.* At the same time, the aggregate realizable compensation of our President & CEOs over those same periods also lagged that of the peer group’s CEOs, demonstrating the alignment of total compensation of our President & CEOs with our TSR results. This relationship clearly demonstrates Harsco’s pay for performance philosophy and the alignment of total compensation for our President and CEOs.

*	The graph reflects 17 of 19 peer group companies, excluding two companies due to insufficient data: Xylem completed a spinoff from ITT Corporation on October 31, 2011, and Rexnord made its Initial Public Offering on March 19, 2012. Realizable pay reflects the sum of the following pay components: (1) Salary equals actual salary received (annual rate salaries applied to incumbents with partial years of CEO service); (2) Bonus equals actual non-incentive bonus received and short-term incentive plan cash awards earned; (3) LTIP Cash equals the value of long-term incentive plan cash awards granted within the period, assessed at payout value, if applicable, and target or projected value if the performance period has not yet concluded; (4) Time-Based Equity equals the intrinsic value of shares granted during the period; and (5) Performance-Based Equity equals the intrinsic value of stock granted during the period, assessed at payout value, if applicable, and based upon the target or projected value of underlying shares if the performance period has not yet concluded. All equity grants are valued upon the last day of the evaluation period.

2014 NEOs and Executive Transitions

In addition to our strategic and financial business developments in 2014, we experienced meaningful transitions in our senior management team, putting us in a better position to focus on our growth objectives and create long-term stockholder value. Through our succession planning and recruiting efforts, we were able to quickly secure and stabilize this newly-formed leadership team by promoting our best talent from within, as well as recruiting top talent from the market.

As a result of this management restructuring over the course of fiscal 2014, and pursuant to the disclosure requirements contained in the SEC’s rules, this year’s NEO list includes certain individuals who are no longer employed by the Company or who no longer serve as executive officers of the Company. Our NEOs for fiscal 2014 are as follows:

NEOs/Executive Officers at End of Fiscal 2014	Title at End of Fiscal 2014
F. Nicholas Grasberger, III (1)	President & Chief Executive Officer (“CEO”)
Peter F. Minan (2)	Chief Financial Officer (“CFO”)
A. Verona Dorch (3)	Chief Legal Officer, Chief Compliance Officer & Corporate Secretary
Richard E. Lundgren, Jr. (4)	Senior Vice President, Group President, Harsco Metals & Minerals
Scott W. Jacoby	Vice President & Group President of Harsco Rail
(1)	Mr. Grasberger served as Senior Vice President & CFO until April 8, 2014, when he was named President & Chief Operating Officer of the Company. Then, on August 1, 2014, he was named President & CEO.
(2)	On November 11, 2014, Mr. Minan joined the Company as Chief Financial Officer, at which point Mr. Grasberger no longer served as the Senior Vice President & CFO.
(3)	As of March 10, 2015, Ms. Dorch no longer serves as Chief Legal Officer, Chief Compliance Officer & Corporate Secretary.
(4)	On April 7, 2014, Mr. Lundgren joined the Company as Senior Vice President, Group President, Harsco Metals & Minerals.

NEOs/No Longer Executive Officers	Former Title
David C. Everitt (1)	Interim President & CEO
Patrick K. Decker (2)	President & CEO
(1)	Mr. Everitt was succeeded by Mr. Grasberger as President & CEO effective August 1, 2014, at which point Mr. Everitt was appointed Non-Executive Chairman of the Board of the Company.
(2)	Mr. Decker resigned and was succeeded by Mr. Everitt as Interim President & CEO effective February 28, 2014, at which point Mr. Decker’s employment with the Company terminated.

As a result of these transitions, our CD&A and the related compensation tables and narratives cover seven NEOs for 2014 and analyze a variety of compensation decisions and actions, some of which were made specifically in reaction to these transition events. Not all of the NEOs participated in or received all of the compensation elements described in this CD&A. For example, Mr. Everitt received a focused Interim President & CEO compensation package for his limited service to us during the year, and did not participate in some of the programs in which our other NEOs participated. In addition, Mr. Decker did not participate in many of the plans described below due to his departure in early 2014. Details about the specific arrangements made with our NEOs can be found in the “Employment Arrangements with Certain NEOs” and “Potential Payments upon Change in Control and Other Potential Post-Employment Payments” sections on pages 53 through 56.

DISCUSSION AND ANALYSIS OF 2014 COMPENSATION

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core idea that executive compensation is a highly effective business tool when designed, communicated and administered properly. These principles strongly influenced our executive compensation decisions and the implementation of our program in 2014. The objectives set forth by the MD&C Committee and management team will help ensure that any future Company compensation program design will:

Promote a Performance Oriented Environment, by:

•	Helping to ensure that employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

•	Providing greater rewards to those individuals and teams who most positively impact the success of the business; and

•	Differentiating compensation in a manner that enables the Company to retain our high-performing and high-potential talent and to attract additional high caliber talent to the organization.

Provide Market-Competitive Rewards, by:

•	Regularly monitoring the practices and trends in the markets in which we compete for talent;

•	Structuring our compensation programs to target the median of relevant markets for talent; and

•	Designing programs in which realizable executive compensation is aligned with business performance outcomes.

Allow Flexibility within a Common Framework, by:

•	First, creating programs with a common global strategy and framework; and

•	Then, allowing defined flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model, by:

•	Employing appropriate oversight and controls to govern compensation program design and administration;

•	Clearly defining the roles and responsibilities of all program stakeholders; and

•	Establishing a clawback policy in the event of a financial restatement.

Be Well Communicated, by:

•	Specifying the value, objectives, and design of each component of fixed and variable compensation within the context of their total rewards; and

•	Utilizing multiple avenues and sources of communications to help ensure that the link between pay and performance is well understood.

Key Compensation Practices

To Align our Compensation Programs with Stockholder Interests, we:

•	Design our pay programs to help ensure that a meaningful portion of total compensation is linked to overall Company performance;

•	Maintain market appropriate stock ownership requirements, including six times base salary for our President & CEO and three times base salary for our remaining NEOs, which helps to ensure that our senior executives have a significant stake in the Company’s long-term success;

•	Do not enter into employment contracts with our executives;

•	Provide for “double trigger” severance upon change in control;

•	Review our compensation programs annually for appropriate risk-to-reward balance; and

•	Engage in stockholder outreach to understand what is important to our key owners.

To Pay for Performance, we:

•	Maintain a set of principles to guide the development of our executive compensation programs to support and drive our business strategies, goals, and values;

•	Set our executive compensation mix to be weighted toward variable, rather than fixed, compensation;

•	Design our program to differentiate payouts based upon business unit and individual performance; and

•	Deliver below-target total compensation to our executives in years with below-target performance, as measured by realizable pay.

To Align our Practices with the Market, we:

•	Set our target executive compensation structure at the median of our defined market for talent;

•	Use multiple industry surveys and advisory resources to help ensure a current understanding of changing market competitive practices;

•	Provide market competitive benefits and perquisites to our executives; and

•	Review our peer group for executive compensation comparison on a regular basis to help ensure it is representative of our market for talent, our business portfolio, and our global footprint.

To Practice Sound Governance, we:

•	Prohibit the re-pricing and buyback of our stock options/SARs;

•	Maintain a clawback policy;

•	Prohibit the hedging and pledging of equity awards;

•	Prohibit tax gross-ups to our NEOs other than for relocation expenses;

•	Seek to maintain the independence of our MD&C Committee members by reviewing and managing non-employee Director pay decisions in the Governance Committee; and

•	Engage an independent compensation consultant, Pearl Meyer & Partners (“PM&P”), as an advisor to the MD&C Committee, and formally review the advisor’s performance and independence annually.

To Attract, Motivate, Develop, and Retain High Caliber Talent, we:

•	Charter the MD&C Committee to oversee executive talent assessment, development and succession, not just strictly compensation decisions;

•	Involve MD&C Committee members in the selection process for executive officers;

•	Conduct annual Organizational Leadership Reviews that assess the critical organization capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions;

•	Share the results of the Organizational Leadership Review process regarding our most senior executives and solicit performance feedback from the full Board; and

•	Require annual performance evaluations for leadership, management, and individual contributors.

Response to Previous Say-on-Pay Advisory Voting

Our 2014 annual meeting was our fourth year holding annual advisory votes on executive compensation, or “say-on-pay,” in accordance with the Dodd-Frank Act. Stockholder support for our executive compensation program has increased each year, with the 2014 vote achieving a 95% approval from our stockholders. In 2011, 2012 and 2013, our say-on-pay proposal received support from approximately 69%, 74% and 76% of the votes cast, respectively. We believe the continuous improvement in our results demonstrate that we are committed to attaining the highest levels of stockholder support for our executive compensation program going forward and that we respect input from our stockholders and take their concerns seriously. As a consequence, during 2014 we:

•	Engaged in outreach efforts with our largest institutional stockholders to better understand any concerns they might have with our compensation policies and practices;

•	Analyzed guidance from and held meetings with proxy advisory firms, whose advice and analysis certain of our institutional stockholders factor into their decision making process;

•	Consulted with the MD&C Committee’s independent compensation consultant regarding evolving market practices; and

•	Analyzed our compensation practices and associated communications and disclosures considering what we heard during the outreach efforts.

The outreach efforts undertaken in response to our previous say-on-pay votes provided us with valuable insights regarding stockholders’ views of our compensation program. As a direct result, the MD&C Committee took additional steps to help ensure that our compensation policies and practices appropriately reflect our pay-for-performance philosophy, as outlined in more detail below.

Key Changes Implemented in 2014

In 2014 the MD&C Committee, management, and their independent consultant partnered closely to adopt changes to the Company’s annual and long-term incentive plans in order to:

•	Better align these programs with the evolving business model and the interests of stockholders;

•	Create a greater line-of-sight for participants to the performance metrics;

•	Make the program easier to understand and administer; and

•	Better deliver pay for the level of performance achieved.

Annual Incentive Plan (“AIP”)

•	Restructured the AIP to eliminate the use of economic value added, or EVA, as the primary short-term incentive measure.

¡	To help ensure that Return on Invested Capital is still the primary focus for our Company, we adopted business unit contribution (“BUC”) as the primary performance measure under our AIP. For purposes of the AIP, BUC is defined as operating income, excluding the effect of certain special items as determined by the Board, minus a fixed cost of capital rate applied to controllable net assets deployed. We believe this measure is appropriate for the diverse portfolio of businesses, provides a clear line-of-sight for AIP participants, drives accountability towards delivering near-term commitments and consistent operating improvements, and is easy to understand and administer.

¡	Metrics and payout schedules were developed based upon our 2014 Annual Operating Plan, as approved by the Board, to help drive alignment with commitments made to our stockholders.

¡	All NEOs were evaluated in significant part based on overall Company performance to improve teamwork and drive stockholder value.

Long-Term Incentive Plan (“LTIP”)

•	Introduced PSUs as a component of the LTIP to better align NEO and stockholder interests.

•	Increased the share ownership requirement for the President & CEO from five to six times, annual base salary.

•	Adjusted ratable vesting requirements on SARs from five years to three years, to better align with market practice.

Overview of 2014 Compensation Decisions and Actions

Harsco maintains a robust succession planning process aimed at providing continuity and stability in the executive leadership of the company to address any contingency that might arise. Getting our executive leadership team in place quickly was a top priority for 2014. We were able to facilitate an efficient and seamless transition process with the following 2014 compensation actions and decisions for the NEOs based on their individual circumstances.

Interim President & CEO

Critical to the success of the overall transition process, and evidence of our improved succession planning process, was the immediate appointment of Mr. Everitt as Interim President & CEO upon Mr. Decker’s resignation. Mr. Everitt received a base salary of $75,000 per month while in this role. He did not participate in the AIP or LTIP; however, he did receive a prorated equity award. For details about his specific compensation arrangement, please see “Employment Arrangements with Certain NEOs” beginning on page 53.

President & CEO

As part of the planned transition to President & CEO, Mr. Grasberger was first appointed to serve as President & COO on April 8, 2014. On August 1, 2014, he began serving as Harsco’s President & CEO. These are his compensation arrangements in connection with his promotions:

Title	Base Salary	AIP Target (as a % of base salary)	LTIP Target (as a % of base salary)
President & COO	$625,000	100%	175%
President & CEO	$780,000	100%	250%

In addition, Mr. Grasberger received a one-time CEO promotion grant of PSUs, RSUs and SARs on August 1, 2014 equal to approximately $2,000,000.

Other NEOs

Ms. Dorch and Mr. Jacoby received adjustments to their compensation to better align their pay with the market. In addition to her annual equity grants, Ms. Dorch was also awarded a special one-time retention grant on May 9, 2014. The special award was equal to $300,000 and was granted consistent with our LTIP structure: one-third PSUs, one-third SARs and one-third RSUs. As of March 10, 2015, Ms. Dorch no longer serves as Chief Legal Officer, Chief Compliance Officer & Corporate Secretary. Concurrently, Ms. Dorch forfeited all unvested equity awards.

Upon joining the Company in 2014, Messrs. Lundgren and Minan received compensation packages commensurate with the market. For details about their specific arrangements, please see “Employment Arrangements with Certain NEOs” beginning on page 53.

Determining 2014 NEO Compensation

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion, and also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances (such as for a newly appointed or hired executive). For 2014, the predominant factors influencing pay determinations for our NEOs who were serving as officers at the beginning of the year included:

•	Key financial measurements consisting of BUC, revenue growth and free cash flow;

•	Strategic initiatives, such as completing the divestiture of our Infrastructure division and making solid progress on our Project Orion improvement plan to boost the financial and operational performance of our Harsco Metals & Minerals segment;

•	Achievement of specific operational goals relating to the sphere of influence of the applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data (as described in more detail below).

Role of MD&C Committee

For 2014, all members of the MD&C Committee were independent directors, enabling them to be objective representatives of our stockholders. The MD&C Committee oversaw the design and development of our 2014 NEO compensation program and determined CEO compensation consistent with the overall objectives of the program, as described above, plus special consideration of our executive officer transitions during 2014. The MD&C Committee also approved all incentive compensation plans and approved or revised recommendations made by the President & CEO for compensation decisions affecting the other NEOs.

Role of the President & CEO

Our President & CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the NEO compensation program during 2014. Prior to and during early 2014, Mr. Decker met with the MD&C Committee and compensation consultants to consider and recommend the overall structure for our NEO compensation program, to set and evaluate 2014 AIP metrics, and to make specific recommendations regarding the form and amount of compensation opportunities for the other NEOs. During 2014, Mr. Everitt met periodically with the MD&C Committee and compensation consultants to consider and recommend changes to our NEO compensation program (especially in the light of Mr. Decker’s departure), to set and evaluate revised 2014 AIP metrics, and to make specific recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. Mr. Grasberger also met with the MD&C Committee to review the structure of our compensation program and to begin to evaluate the performance of the other NEOs who were still employed by us as officers at the end of 2014. The ultimate decisions regarding NEO compensation were, however, made by the MD&C Committee. The President & CEO does not play any role with respect to any matter affecting his own compensation.

Role of Compensation Consultants

Independent MD&C Committee Consultant

For 2014, our MD&C Committee again engaged Pearl Meyer & Partners, LLC, an outside, independent executive compensation consultant, to counsel and advise the MD&C Committee. PM&P was engaged by the MD&C Committee because of its broad expertise in many executive compensation areas and for its fit with the overall philosophy and makeup of the MD&C Committee. The MD&C Committee also conducted its annual evaluation of PM&P and assessed its service to be of excellent quality and support. In 2014, in addition to providing the MD&C Committee with an overview of executive compensation trends and regulatory developments, PM&P reviewed draft materials for the Company’s 2014 proxy disclosure and conducted various proxy compensation, peer group, realizable pay, and change in control and severance analyses. PM&P worked closely with both management and the MD&C Committee on the analyses and on recommendations for the design of the short-term and long-term incentive plans to be effective in 2015 to be consistent with the market and with the Company’s evolving business.

At the MD&C Committee’s direction, during 2014 management provided all MD&C Committee materials to PM&P and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. PM&P considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered PM&P’s input as part of its decision-making processes. PM&P attended six MD&C Committee meetings in 2014, either in person or via teleconference.

Management Consultants

Our Human Resources department retained Towers Watson during 2014 to provide additional executive compensation support, including assistance with analysis and recommendations regarding short- and long-term incentive planning services because of its broad level of expertise and its expansive knowledge of relevant market data in that area. Our Human Resources department also used various survey data compiled by Towers Watson to provide information to the MD&C Committee as part of its decision-making processes. Towers Watson attended one MD&C Committee meeting in 2014.

Non-Compensation Related Services

In 2014, Towers Watson again provided pension plan-related and other similar advice to our Human Resources and Finance groups as well as measurement support for various casualty exposures. The decision to engage Towers Watson for these non-compensation related services was made by management.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee has assessed the independence of PM&P and Towers Watson, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Towers Watson or PM&P.

How We Used Market Data

Based on our compensation philosophy, our first step in establishing pay levels for each of our NEOs is to target total compensation at or near the median or 50th percentile of market data for executives in similar positions. In reviewing the 2014 compensation of our NEOs, the MD&C Committee utilized two types of data to develop such market data: survey data and peer group data.

•	Survey data. The MD&C Committee consulted with PM&P to review third-party compensation data surveys focused on general industry companies that were of similar size and scope to our business in terms of revenue to help set market pay. As we are a diversified industrial services company, no other company perfectly matches our profile and we believe that our most direct competitors for executive talent are not necessarily limited to the companies included in our peer group. The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

•	Peer group data. The MD&C Committee also used compensation data obtained from SEC filings made by companies among our peer group to help us understand the industries in which we compete for talent. Peer group data is focused on elements of compensation for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business related factors. Our 2014 peer group is listed below.

We generally weight survey data and peer group data equally; however, we place more emphasis on survey data when there is not sufficient peer group data.

2014 Peer Group

In late 2013, the MD&C Committee conducted a review of the then-current peer group and determined that certain revisions were appropriate to ensure the peer group continued to include companies that were similarly situated to the Company in terms of type of business, annual revenue and multinational status, especially in light of the Infrastructure transaction. As a result of this review, the MD&C Committee and management established a new group of 19 publicly-traded companies that served as the peer group for 2014. The following selection criteria were used to develop a peer group for programs in 2014 and beyond:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations (with approximately 30% or more of total revenues deriving from outside the United States);

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues. Although market capitalization was also considered, revenues were relied upon most heavily in determining the new peer group.

Companies included in the peer group for 2014 were companies that had one or more business aspects that corresponded with one or more of the three main aspects of our business: Metals & Minerals, Rail, and Industrial. For the peer group, median revenues for 2014 (2013 data was utilized to determine 2014 NEO compensation) were approximately $2.7 billion (as compared to the Company’s 2014 revenues of approximately $2.1 billion) and median market capitalization as of December 31, 2014 was approximately $3.3 billion (as compared to the Company’s 2014 market capitalization of approximately $1.5 billion).

Actuant Corporation	The Manitowoc Company, Inc.
AMCOL International Corporation*	Meritor, Inc.
AO Smith Corp.	Rexnord Corporation
Briggs & Stratton Corporation	Snap-On Inc.
Crane Co.	SPX Corporation
Curtiss-Wright Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Wabtec Corporation
IDEX Corporation	Woodward, Inc.
ITT Corporation	Xylem Inc.
Kennametal Inc.

*AMCOL International Corp. was acquired by Mineral Technologies Inc. on May 9, 2014.

All components of the Company’s NEO compensation packages, as well as the aggregate total compensation (the sum of base salary, cash incentives, and long-term incentives) levels for the NEOs, are initially targeted to the 50th percentile of similarly situated employees of companies in the comparison group and relevant survey data. Variation above or below the 50th percentile results when, in the judgment of the MD&C Committee, the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions, justify the variation. Variation can also result based upon the terms of individually negotiated employment arrangements and year-to-year fluctuations in the peer group data and/or the survey data.

Initial Benchmarking

In reviewing salaries, target total cash compensation, and target total compensation for 2014, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of the combined peer group data and survey data. The MD&C Committee believes that NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, taking specifically into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the MD&C Committee viewed as exceptional performance) of duties during an NEO’s tenure with us;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year total compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2014 Compensation

Consistent with our performance-oriented pay philosophy, the compensation structure for the President & CEO is designed to deliver approximately 20% of the annual compensation opportunity in the form of fixed pay (base salary) and the remaining 80% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2014 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites and other benefits. When evaluating the total level of CEO compensation for the 2014 fiscal year, the MD&C Committee considered the following information:

•	Personal performance against pre-established goals and objectives;

•	The Company’s performance and relative stockholder return; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Consistent with our pay for performance philosophy, our target total direct compensation programs for our NEOs other than the President & CEO is designed to deliver approximately 66% variable compensation at target performance and 34% fixed compensation. The amounts of compensation actually realized by our NEOs will vary from the target awards based upon performance per the terms of our compensation plans.

Each year, the President & CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of the other NEOs. Following this review, the President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee takes into account all of the same considerations when making its compensation decisions for the President & CEO.

Key Elements of 2014 NEO Compensation Program

The key elements of our 2014 NEO compensation program are described in the following table:

Element	Description
Base Salary	• Fixed annual cash amount based on competitive salary data • Targeted to market median
Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on strategic and financial short-term goals • Targeted to market median
Long-Term Incentive (LTIP Awards)

•      Variable, time- and performance-based annual award grant comprised of one-third PSUs, one-third RSUs and one-third SARs

•      Realizable compensation based upon the intrinsic value of the Company’s Common Stock price performance

•      Targeted to market median

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive total compensation package
Retirement Benefits

•      Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

•      Supplemental contributions available above Internal Revenue Code limits do not exceed amounts contributed below Internal Revenue Code limits

Post-Employment Payments	• Contingent in nature and generally payable only if an NEO’s employment is terminated as specified under the terms of various plans and arrangements

Total Compensation Mix

As reflected in the following charts, the MD&C Committee awarded a significant amount of each NEO’s target total compensation opportunity in the form of variable, rather than fixed, compensation.

The charts above include 2014 annual base salary, 2014 target AIP award opportunities and 2014 target LTIP awards (excludes all special one-time equity grants) as of December 31, 2014. The Average Other NEO Target 2014 chart includes data for those NEOs (other than the President & CEO) serving as executive officers as of December 31, 2014.

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

The annual base salaries for our current NEOs for the fiscal year ended December 31, 2014 are as follows:

Fiscal Year 2014 Base Salaries of NEOs
NEO	FY 2013 Salary	FY 2014 Salary	% Increase	Rationale For Increase
F. Nicholas Grasberger, III	$525,000	$780,000	+ 49% (1)	Promotion to President & COO and then President & CEO
Peter F. Minan	n/a	$475,000	---	---
A.Verona Dorch	$350,000	$380,000	+ 9%	Continued progression toward market medians
Richard E. Lundgren, Jr.	n/a	$425,000	---	---
Scott W. Jacoby	$275,000	$300,000	+ 9%	Continued progression toward market medians

(1) FY 2013 reflects base salary as CFO and FY 2014 reflects base salary as President & CEO. Mr. Grasberger also served as President & COO with a base salary rate of $625,000 from April 8, 2014 to July 31, 2014.

2014 AIP Awards

The NEOs were eligible to participate in the 2014 AIP, which provides the opportunity to earn a performance-based cash bonus based on the achievement of financial and strategic goals. In its decision-making, the MD&C Committee took into account the uniqueness of the 2014 Annual Operating Plan that was set at the beginning of the year and how performance against it would impact total compensation outcomes. Specifically, the MD&C Committee understood and planned for certain adjustments due to the impact on annual results of special charges resulting from the implementation of our Project Orion strategy, including restructuring and exit of legacy, underperforming contracts. The MD&C Committee, only after careful consideration of the facts and circumstances, exercised their discretion to exclude certain such special items from the calculations.

Setting 2014 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary and payouts can range from 0% to 200% of target award amounts. Targets were established by the MD&C Committee based on the NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of benchmarking data, as described on page 44.

NEO	Target Award Opportunity (% of Annual Base Salary)(1)
F. Nicholas Grasberger, III	100%(2)
Peter F. Minan(3)	N/A
A.Verona Dorch	75%
Richard E. Lundgren, Jr.	75%
Scott W. Jacoby	65%
(1)	As of December 31, 2014.
(2)	Reflects AIP target for service as President & CEO.
(3)	Mr. Minan was hired in November 2014 and therefore was not eligible to participate in AIP until January 1, 2015.

AIP Performance Metrics and Payouts

Our annual cash bonus plan, the AIP, is intended to:

•      Hold our leadership team accountable for the efficient use of capital;

•      Drive growth;

•      Focus our NEOs on the achievement of pre-determined Harsco BUC goals; and

•      Ensure accountability towards delivering near-term commitments and consistent operating improvements.

What Is Harsco BUC?

Harsco BUC (or “Business Unit Contribution”) consists of:

Operating income (excluding the effect of certain special items as determined by the MD&C Committee) minus a fixed cost of capital rate applied to controllable net assets deployed.

All AIP bonus payouts for NEOs are entirely dependent upon Harsco Consolidated BUC goals (except in the case of Messrs. Lundgren and Jacoby, whose payments also consider specific business unit performance). Performance metrics, weights and goals were developed based upon our 2014 Annual Operating Plan, as approved by the Board, to help drive alignment with commitments made to our stockholders.

AIP Awards for our President & CEO and Chief Legal Officer

The AIP bonus award for Mr. Grasberger and Ms. Dorch is 100% tied to Harsco Consolidated BUC performance. Bonus payouts range between 0% and 200% depending on the level of Harsco Consolidated BUC performance achieved, as follows:

Performance Level	Harsco Operating Income(1) Achievement Goal (% of Target)		Capital Charge		Harsco Consolidated BUC Range of Performance ($ Millions)	AIP Payout Based on Level of Performance Achievement(2)	Actual Harsco Consolidated BUC
Maximum	115%	-	Fixed cost of capital rate applied to planned controllable net assets deployed	=	$34.9	200%
Target	100%	-		=	$9.2	100%	←	$2.1 million = 79% of Target

Threshold	85%	-		=	($16.5)	25%
Below Threshold	< 85%	-		=	< ($16.5)	0%
(1)	As adjusted for special items.
(2)	Payouts will be linearly interpolated between the achievement levels.

For 2014, the Harsco Consolidated BUC target was $9.2 million, which is based on an operating income target minus a fixed cost of capital rate applied to planned controllable net assets deployed. This resulted in performance levels ranging from a threshold of ($16.5) million to a maximum of $34.9 million. Actual Harsco Consolidated BUC achieved was $2.1 million. Stronger cash flows and more efficient use of controllable net assets reduced the capital rate component of BUC by 6% when compared to the BUC target. This performance helped offset a shortfall of 10% on the operating income component of the BUC target. The MD&C Committee gave careful consideration and assessment of the management team’s achievement against the established goals. As contemplated when setting the targets, certain adjustments were made due to the impact on annual results of special items related to the implementation of our strategy including restructuring and exit of legacy, underperforming contracts. These adjustments resulted in a 79% AIP payout for Mr. Grasberger and Ms. Dorch, who were awarded $498,477 and $176,329, respectively. Mr. Minan did not receive a 2014 AIP payout because he was not eligible to participate in 2014 due to his date of hire.

AIP Awards for our Business Unit Heads

The AIP bonus award for Messrs. Lundgren and Jacoby is also heavily dependent on Harsco Consolidated and Business Unit BUC performance, but also includes business unit-specific goals that balance critical contributions to overall Harsco performance with the specific strategic initiatives of the business unit over which they have control. Specifically, Business Unit Heads are accountable for driving Business Unit BUC, as well as achieving free cash flow or business development growth for their respective areas of operation. The MD&C Committee applied a consistent methodology when approving the 2014 AIP bonus calculation for the Business Unit Heads.

AIP Bonus Formula for Business Unit Heads
Harsco Consolidated BUC Achievement Goal (50%)	+	Business Unit BUC Achievement Goal (25%)	+	Free Cash Flow OR Business Development Growth (25%)	=	AIP Payout Based on Level of Performance Achievement

Bonus payouts range between 0% and 200% depending on the level of performance achieved, as follows:

Performance Level	Performance Achievement Goals (% of Target)				AIP Payout Based on Level of Performance Achievement(2)
	Harsco BUC Achievement Goal(1)	Business Unit BUC Achievement Goal	Business Unit Goals
			Free Cash Flow	Business Development Growth
Maximum	115%	115%	150%	140%	200%
Target	100%	100%	100%	100%	100%
Threshold	85%	85%	80%	50%	25%
Below Threshold	< 85%	< 85%	< 80%	< 50%	0%
(1)	Please refer to the section above titled “AIP Awards for our President & CEO and Chief Legal Officer” for information about how Harsco Consolidated BUC is calculated.
(2)	Payouts will be linearly interpolated between the achievement levels.

For 2014, actual Business Unit BUC achieved was 53% and 182% of target performance for Metals & Minerals and Rail, respectively. Actual free cash flow and business development growth achieved was 0% and 200% of target performance, respectively. As a result, AIP payouts for Messrs. Lundgren and Jacoby, were $123,912, and $244,060, respectively.

Long-Term Incentive Awards

The MD&C Committee’s philosophy is that long-term compensation, balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by senior management, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

As has been our practice historically, for the LTIP award cycle granted in 2014, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s actual salary. The MD&C Committee and the Board set target values for the 2014 LTIP awards with the intent that each NEO’s total direct compensation opportunity fall within a reasonable range of the market median for the NEO’s position. See the Grants of Plan-Based Awards in Fiscal 2014 Table on page 62 for more information.

2014 – 2016 Award Cycle

Over the last several years, our LTIP programs have evolved with our changing business model, feedback from our stockholders and market trends to achieve the appropriate balance of risk, retention and performance. In 2014, we included PSUs as a component of the LTIP and reduced the proportion of SARs so that PSUs, SARs and RSUs are all equally weighted.

•	One-third of the award value is granted in the form of PSUs, which “cliff” vest at the end of a three-year performance period. The performance period is from January 1, 2014 through December 31, 2016. The objective of PSUs is to align pay with performance, and reward contributions to Harsco stock performance relative to our market peers. Harsco TSR performance relative to the S&P Midcap 400 Index will determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target
Maximum	75%	200%
Target	50%	100%
Threshold	25%	25%
Below Threshold	Below 25%	0%

There is no payout if absolute TSR is negative for the performance cycle. TSR is calculated based on the 30-day average stock price prior to the beginning of the performance period and on the 30-day average stock price at the end of the performance cycle. All dividends are assumed to have been re-invested on the ex-dividend date. The initial number of PSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. However, the actual accounting value of the award may differ from the grant value; realized value will be based on performance and stock price over time. At the vesting date, any earned awards are settled as shares of Harsco Common Stock. Participants will also receive accumulated dividend equivalents on the ending number of shares delivered at the end of the performance period.

•	One-third of the award value is granted in the form of stock-settled SARs with a 10-year expiration term, which vest ratably over three years (consistent with market practice). At the exercise date, awards are settled as shares of Harsco Common Stock. The objective of SARs is to reward contributions to long-term stock value growth.

•	One-third of the award value is granted in the form of time-based RSUs, which “cliff” vest after three years. At the vesting date, any awards are settled in shares of Harsco Common Stock. The objective of the RSUs is to reward contributions and continued employment (retention) with the Company. The number of RSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. Beginning April 2014, dividend equivalents will be paid based on unvested RSUs quarterly through regular payroll processes.

It is important to note there were no performance-based LTIP cycles that were completed in 2014.

Other Compensation Elements

During 2014, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	Defined benefit pension plan participation (frozen as to the one participating NEO, Mr. Jacoby; no other NEOs were eligible to participate); and

•	401(k) plan participation.

Since defined benefit plan accruals for Harsco’s U.S. executives were frozen effective December 31, 2008, we continue to note the change in pension value represents the net effect of interest adjustments (i.e., change in present value due to shortening of the discount period), and changes in assumptions used to estimate present values. These changes do not reflect increases in compensation or additional service credits for Mr. Jacoby. The increase in present value compared to last year is primarily due to a lower discount rate assumption, higher longevity inherent in the new mortality assumption and the interest adjustments also increased the present value. Changes in the pension values for 2013 and 2012 likewise resulted entirely from changes in present values and not from accruals of service credits or increases in compensation used to calculate the pension.

Our NEOs are also eligible to participate in the Non Qualified Retirement Savings and Investment Plan (the “NQ RSIP”), which supplements the Retirement Savings and Investment Plan (the “RSIP”) with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2014. While rarely used, the Board maintains a policy regarding our President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

Our philosophy in providing perquisites and other personal benefits to our NEOs is to position the aggregate of these benefit amounts at levels that are competitive with those provided by our peer group companies, as well as a larger group of companies within our general industry that are similarly situated to us in terms of overall size and relative performance. We believe that the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team, and that the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2014, see the All Other Compensation Table that serves as a supplement to the 2014 Summary Compensation Table.

Employment Arrangements with Certain NEOs

Grasberger Offer Letters

During 2014, the terms of Mr. Grasberger’s employment was governed by several successive offer letters. In April 2013, Mr. Grasberger’s offer letter provided terms under which he served as the Company’s Senior Vice President & CFO. Under this package Mr. Grasberger received an annual base salary of $525,000, a one-time sign-on cash bonus of $80,000 and 5,000 RSUs that vest fully in three years. He participated in the 2013 AIP on a pro-rated basis based on his hire date of April 22, 2013 and also received a regular 2013 long-term incentive award based on a target value equal to 150% of his base salary, four weeks of annual paid vacation (prorated for 2013) and eligibility for our standard health and welfare benefits.

This offer letter was in place until April 8, 2014, at which time Mr. Grasberger received an offer letter in connection with his appointment to President & Chief Operating Officer of the Company. Under the terms of this letter, Mr. Grasberger received the following: (1) an annual base salary of $625,000; and (2) continued participation in the Company’s performance-based annual incentive compensation program, with a target award opportunity of 100% base salary. In addition, effective April 7, 2014, Mr. Grasberger received grants under the Company’s long-term incentive compensation program, in an amount to reflect his new position, consisting of PSUs for the performance period from January 1, 2014 through December 31, 2016, RSUs which vest in full after three years, and SARs which vest ratably over a three-year period. The terms of this offer were in effect until July 30, 2014, at which time Mr. Grasberger received a new offer letter in connection with his appointment as President & Chief Executive Officer of the Company, effective August 1, 2014. The offer letter provided that in connection with this appointment, Mr. Grasberger would be entitled to: (1) an annual base salary of $780,000; (2) continued participation in the Company’s performance-based annual incentive compensation program, with a target award opportunity of 100% of his base salary; and (3) continued participation in the Company’s long-term incentive compensation program, with a target award opportunity of 250% of his base salary.

Everitt Notification Letter

In connection with Mr. Everitt’s appointment as Interim President & Chief Executive Officer of the Company, he received a notification letter from the Company on March 14, 2014, which was amended on July 29, 2014, providing for the following payments during his tenure as interim CEO: (1) a base salary of $75,000 per month; (2) on April 1, 2014, an award of shares of Common Stock with a fair market value at the time of issuance of $400,000; (3) an additional prorated award of shares of Common Stock covering the period from February 28, 2014 through March 31, 2014, with a fair market value at the time of issuance of $142,222; and (4) on the first day of each month beginning on or after July 1, 2014, during his tenure, an award of shares of common stock with a fair market value at the time of issuance of $133,333. The shares granted to Mr. Everitt vested immediately and are not subject to any holding period restrictions. During the term, Mr. Everitt was also entitled to use the Company’s aircraft for his commute between the Company’s headquarters in Pennsylvania and his residence in Florida, with a gross-up for tax purposes. Finally, during the term the Company assumed all housing, car rental and meal expenses associated with Mr. Everitt’s necessary travel back and forth from his residence in Florida to Camp Hill, Pennsylvania.

Minan Offer Letter

In connection with Mr. Minan’s appointment as Chief Financial Officer of the Company, the Company provided him with an offer letter effective November 11, 2014, with the following terms: (1) an annual base salary of $475,000; (2) a sign-on cash bonus of $150,000, subject to repayment under certain circumstances, including voluntary resignation or termination for “cause” (as determined in the Company’s sole discretion, such as for violating the Company’s code of conduct) within 18 months; (3) beginning with 2015, eligibility to participate in the Company’s annual incentive plan, with annual incentives targeted at 75% of base salary and actual payments ranging from 0% to 150% of base salary; (4) beginning with 2015, eligibility to participate in the Company’s LTIP at an annual target level of 150% of base salary; (5) a sign-on grant of RSUs, SARs and PSUs with a value (as determined by the Company with respect to and in light of its LTIP practices) equal to $240,000; and (6) eligibility to participate in the Company’s standard health and welfare benefits program (including 20 vacation days per year). Under the terms of the offer letter, Mr. Minan is subject to a share ownership requirement equal to three times his base salary, which he must satisfy within five years of employment with the Company. He is also subject to the Company’s standard confidentiality and non-compete agreements.

Lundgren Offer Letter

In connection with Mr. Lundgren’s appointment as SVP, Group President, Harsco Metals & Minerals of the Company, the Company provided him with an offer letter dated March 18, 2014, with the following terms: (1) an annual base salary of $425,000; (2) a sign-on cash bonus of $100,000, with half payable 30 days after hire and half payable on the first anniversary of hire (to be repaid on a pro-rated basis if Mr. Lundgren quits or is terminated with “cause” within two years of date of hire); (3) eligibility to participate in the Company’s annual incentive plan, with annual incentives targeted at 70% of base salary and actual payments ranging from 0% to 140% of base salary depending on actual performance against objectives for each year’s program; (4) eligibility to participate in the Company’s LTIP at an annual target level of 125% of base salary; (5) a sign-on grant of RSUs with a value (as determined by the Company with respect to and in light of its LTIP practices) equal to $500,000 that will cliff vest after three years; and (6) eligibility to participate in the Company’s standard health and welfare benefits program (including 20 vacation days per year). Under the terms of the offer letter,

Mr. Lundgren is subject to a share ownership requirement equal to three times his base salary, which he must satisfy within five years of employment with the Company. He is also subject to the Company’s standard confidentiality and non-compete agreements. If Mr. Lundgren’s employment is terminated by him with “Good Reason” (consisting of material diminution of authorities or duties, 20% or more reduction in base salary, or relocation in excess of 100 miles) or by the Company without cause within 24 months of his start date, the offer letter provides for severance in the amount of 12 months of annual base salary.

Other than the offer arrangements described above, the Company is not a party to any other employment agreements with the NEOs.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Jacoby, Lundgren, and Minan and Ms. Dorch.

These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•	No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Jacoby, Lundgren, and Minan and Ms. Dorch is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review.

The MD&C Committee believes that the change in control severance agreements serve the following purposes:

•	Assure that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	Help ensure that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Separation Arrangements

In conjunction with Mr. Decker’s resignation effective February 28, 2014, he forfeited all unvested long-term incentive awards and rights to all outstanding short-term incentive awards.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements” beginning on page 69 of this proxy statement.

Stock Ownership Guidelines

In 2014, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception that will be administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at peer group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is required to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each NEO for 2014 were as follows:

NEO	Three Times Salary	Six Times Salary
F. Nicholas Grasberger, III		✓
Peter F. Minan	✓
A. Verona Dorch	✓
Richard E. Lundgren, Jr.	✓
Scott W. Jacoby	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If an NEO is promoted into a position with greater holding requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired as a result of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

At December 31, 2014, none of the current NEOs owned stock fully meeting the ownership guidelines, but each was within the five-year phase-in period and therefore was in compliance with the guidelines.

Right to Recover Incentive Compensation

Consistent with the Dodd-Frank Act, the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•	The Board determines that the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Hedging Policy

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one taxable year by publicly-traded corporations to their CEO and the next three most highly compensated executive officers (with the exception of the CFO) serving at the end of the fiscal year. Qualified “performance-based compensation” as defined under Section 162(m) is not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation. The MD&C Committee is also given discretion to reduce (but not increase) the final payout amounts for the NEOs.

We may, to the extent practicable, seek to preserve this deductibility of compensation paid to our NEOs while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs. As a result, we may from time to time choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our and our stockholders’ best interests.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Proxy Statement for our 2015 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

T. D. Growcock, Chairman

J. F. Earl

S. E. Graham

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation Policies and Practices as They Relate to Risk Management

In 2014, management reviewed our compensation policies and practices for all employees. As a result of that review, our management team concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on us. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Our goals are appropriately set to avoid targets that, if not achieved, result in significant reduction in realized pay;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines discourage excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2014 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2012, 2013 and 2014, as applicable:

Name and Principal Position	Year (7)	Salary ($)(8)	Bonus ($)(9)	Stock Awards ($)(10)(11)	Option Awards ($)(11)(12)	Non-Equity Incentive Plan Compensation ($)(13)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(14)	All Other Compensation ($)	Total ($)
F. Nicholas Grasberger, III (1)
President & Chief Executive Officer	2014	$660,885	$0	$1,894,679	$1,005,078	$498,477	$0	$57,620	$4,116,739
	2013	$363,462	$80,000	$312,477	$451,882	$0	$0	$20,516	$1,228,337
Peter F. Minan (2)

Chief Financial Officer	2014	$62,115	$150,000	$108,977	$64,113	$0	$0	$949	$386,154
A. Verona Dorch (3)
Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2014	$354,615	$0	$427,795	$216,672	$176,329	$0	$31,914	$1,207,325
	2013	$339,962	$0	$93,519	$200,833	$0	$0	$34,469	$668,783
Richard E. Lundgren, Jr. (4)
SVP, Group President, Harsco Metals & Minerals	2014	$310,577	$50,000	$849,636	$177,088	$123,912	$0	$101,004	$1,612,217
Scott W. Jacoby
VP & Group President, Harsco Rail	2014	$291,538	$0	$197,440	$100,001	$244,060	$38,060	$29,330	$900,429
	2013	$271,654	$0	$62,455	$134,127	$0	$0	$33,814	$502,050
David C. Everitt (5)
Former Interim President & Chief Executive Officer	2014	$465,353	$0	$737,054	$0	$0	$0	$1,231	$1,203,638
Patrick K. Decker (6)
Former President & Chief Executive Officer	2014	$162,590	$0	$0	$0	$0	$0	$8,252	$170,842
	2013	$858,269	$0	$693,940	$1,509,200	$0	$0	$88,648	$3,150,057
	2012	$253,846	$96,462	$114,014	$266,960	$157,384	$0	$102,036	$990,702

(1)	Mr. Grasberger was named Senior Vice President & Chief Financial Officer effective April 22, 2013, President & Chief Operating Officer of the Company effective April 8, 2014, and President & Chief Executive Officer effective August 1, 2014.

(2)	Mr. Minan joined the Company as Chief Financial Officer effective November 11, 2014.

(3)	As of March 10, 2015, Ms. Dorch no longer serves as Chief Legal Officer, Chief Compliance Officer & Corporate Secretary.

(4)	Mr. Lundgren joined the Company as Senior Vice President, Group President of Harsco Metals & Minerals effective April 7, 2014.

(5)	Mr. Everitt served as Interim President & Chief Executive Officer from February 28, 2014 until July 31, 2014.

(6)	Mr. Decker resigned as President & Chief Executive Officer effective February 28, 2014 and forfeited all stock awards made to him in 2012 and 2013 as well as all unvested SARs.

(7)	Amounts are not reported for 2013 and 2012 if the executive was not an NEO in those years.

(8)	For Mr. Everitt, this amount includes $84,584 in fees earned or paid in cash to him for his service as a non-employee Director during portions of 2014, and $380,769 paid to him while serving as Interim President & Chief Executive Officer.

(9)	The amounts shown in this column represent a discretionary award granted by the MD&C Committee in 2012 for Mr. Decker and sign-on bonuses in connection with their offers to begin employment for Mr. Grasberger in 2013, and Messrs. Minan and Lundgren in 2014.

(10)	The amounts in this column for 2014 reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the 2014 LTIP awards, as well as promotion grants of RSUs and PSUs made to Mr. Grasberger, a one-time sign-on award of RSUs and PSUs granted to Mr. Minan, a one-time retention award of RSUs and PSUs granted to Ms. Dorch, and a one-time sign-on award of RSUs granted to Mr. Lundgren. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2014 were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “2014 Grants of Plan-Based Awards” table below. The following are the values of the PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger ($565,200 and $1,160,766); Mr. Minan ($57,965); Ms. Dorch ($422,196); Mr. Lundgren ($345,052); and Mr. Jacoby ($194,856).

Mr. Everitt’s value in this column includes a grant of restricted stock made to him for his service as a non-employee Director after he left his position as Interim President & Chief Executive Officer, valued at $61,532, and $675,522 in Common Stock paid to him while serving as Interim President & Chief Executive Officer.

(11)	See Note 14, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions used by us to calculate these grant date fair values.

(12)	The amounts shown in this column for 2014 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2014 LTIP awards, as well as promotion grants made to Mr. Grasberger, a one-time sign-on award granted to Mr. Minan, and a one-time retention award granted to Ms. Dorch. These SAR awards were granted under the 2013 Plan and will be settled by delivery of unrestricted shares of Common Stock. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must remain above $23.25 or $25.11 per share in case of Mr. Grasberger’s 2014 SAR grants, above $20.48 per share in the case of Mr. Minan’s 2014 SAR Grant, and above $25.93 per share in the case of all other 2014 NEO SAR grants. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A.

(13)	The amounts shown in this column for 2014 reflect the actual 2014 AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee in February 2015 based on the achievement of a combination of pre-determined financial and strategic goals as further described above in the CD&A. Mr. Minan was not eligible to participate in the 2014 AIP because of the timing of his start with the Company. Messrs. Everitt and Decker did not participate in the 2014 AIP.

(14)	Mr. Jacoby’s pension value increased by $38,060 between 2013 and 2014, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2014, and describes the benefits included in the “All Other Compensation” column of the 2014 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger, III	Peter F. Minan	A. Verona Dorch	Richard E. Lundgren, Jr.	Scott W. Jacoby	David C. Everitt	Patrick K. Decker
Personal use of corporate aircraft (1)	2014	$0	$0	$0	$0	$0	$1,231	$0
Relocation expenses (2)	2014	$0	$0	$0	$38,977	$0	$0	$0
Relocation tax reimbursement (3)	2014	$0	$0	$0	$30,541	$0	$0	$0
Our contributions to qualified defined contribution plan	2014	$10,400	$731	$8,616	$4,692	$10,400	$0	$6,504
Dollar value of life insurance premiums paid by us or on our behalf	2014	$1,002	$167	$1,002	$752	$1,002	$0	$167
Dollar value of health insurance premiums paid by us or on our behalf	2014	$14,778	$0	$14,778	$11,083	$14,778	$0	$1,530
Dollar value of long-term disability premiums paid by us or on our behalf	2014	$307	$51	$307	$230	$307	$0	$51
Our contributions to Non-Qualified Restoration Plan	2014	$16,035	$0	$3,785	$4,023	$1,262	$0	$0
Dividend Equivalents (4)	2014	$15,098	$0	$3,426	$10,706	$1,581	$0	$0
Total	2014	$57,620	$949	$31,914	$101,004	$29,330	$1,231	$8,252

(1)	The amounts reported reflect the value of Mr. Everitt’s personal use of corporate aircraft. This value is calculated as the incremental cost to us of such use. Incremental costs are calculated based on the variable operating costs to us. Variable operating costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, reserve for engines and other service-life limited parts, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. During 2014, Mr. Everitt’s spouse accompanied him on three business flights on corporate aircraft. The amount reported reflects the aggregate incremental cost for her presence on those flights.

(2)	The amounts reported consists of reimbursement for temporary living expenses for Mr. Lundgren, such as rent and utilities, paid to an executive on a short-term assignment or as part of his transition to a new work location, as well as relocation expenses incurred by the executive in connection with such transitions.

(3)	The amounts reported consist of tax reimbursements for Mr. Lundgren in connection with his relocation expenses.

(4)	The amounts reported consist of cash dividend equivalents earned on equity grants made after April 1, 2014 (cash dividend equivalents are only paid on unvested RSU grants made after April 1, 2014).

2014 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Nicholas Grasberger, III
		$195,000	$780,000	$1,560,000	-	-	-	-	-	-	-
	4/7/2014	-	-	-	3,925	15,700	31,400	-	-	-	$282,600
	4/7/2014	-	-	-	-	-	-	15,700	-	-	$365,025
	4/7/2014	-	-	-	-	-	-	-	51,900	$23.25	$376,275
(5)	8/1/2014	-	-	-	6,638	26,550	53,100	-	-	-	$580,383
(5)	8/1/2014	-	-	-	-	-	-	26,550	-	-	$666,671
(5)	8/1/2014	-	-	-	-	-	-	-	84,290	$25.11	$628,803
Peter F. Minan
		N/A	N/A	N/A	-	-	-	-	-	-	-
(6)	11/25/2014	-	-	-	977	3,906	7,812	-	-	-	$28,983
(6)	11/25/2014	-	-	-	-	-	-	3,906	-	-	$79,995
(6)	11/25/2014	-	-	-	-	-	-	-	12,401	$20.48	$64,113
A. Verona Dorch
		$71,250	$285,000	$570,000	-	-	-	-	-	-	-
(7)	5/9/2014	-	-	-	2,089	8,357	16,714	-	-	-	$211,098
(7)	5/9/2014	-	-	-	-	-	-	8,357	-	-	$216,697
(7)	5/9/2014	-	-	-	-	-	-	-	26,553	$25.93	$216,672
Richard E. Lundgren, Jr.
		$79,688	$318,750	$637,500	-	-	-	-	-	-	-
	5/9/2014	-	-	-	1,708	6,830	13,660	-	-	-	$172,526
	5/9/2014	-	-	-	-	-	-	26,113	-		$677,110
	5/9/2014	-	-	-	-	-	-	-	21,702	$25.93	$177,088
Scott W. Jacoby
		$48,750	$195,000	$390,000	-	-	-	-	-	-
	5/9/2014	-	-	-	964	3,857	7,714	-	-	-	$97,428
	5/9/2014	-	-	-	-	-	-	3,857	-	-	$100,012
	5/9/2014	-	-	-	-	-	-	-	12,255	$25.93	$100,001
David C. Everitt
(8)	4/1/2014	-	-	-	-	-	-	22,743	-	-	$542,193
(8)	7/1/2014	-	-	-	-	-	-	4,929	-	-	$133,329
(9)	8/1/2014	-	-	-	-	-	-	2,528	-	-	$61,532
Patrick K. Decker
	-	-	-	-	-	-	-	-	-	-	-

(1)

These columns reflect 2014 AIP award opportunities, which awards were made pursuant to the 2013 Equity and Incentive Compensation Plan and are described more fully beginning on page 49 of this Proxy Statement. Target values are equal to the following percentages of each NEO’s annual base salary, effective as of December 31, 2014: Mr. Grasberger, 100% (increased from 75% with his promotion to COO, effective April 8, 2014); Ms. Dorch, 75% (increased from 60% effective November 1, 2014); Mr. Lundgren, 75%; and Mr. Jacoby, 65% (increased from 55% effective May 1, 2014). Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. Actual payouts with respect to these awards for 2014 are disclosed in the “Non-Equity

Incentive Plan Compensation” column of the 2014 Summary Compensation Table. Mr. Minan was not eligible to participate in the 2014 AIP, but will have a target of 75% his base salary effective January 1, 2015. Messrs. Everitt and Decker did not participate in the 2014 AIP.

(2)	These columns reflect the range of 2014 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values.

(3)	This column reflects the RSU component of the 2014 LTIP awards granted to the NEOs (other than Mr. Everitt), and the one-time sign-on award of RSUs with a value equal to $500,000 granted to Mr. Lundgren, under our 2013 Plan and are described more fully under the headings “Long-Term Incentive Awards” and “Employment Agreements with Certain NEOs” in the CD&A. These RSUs will generally “cliff” vest and be settled after three years.

(4)	This column reflects the SAR component of the 2014 LTIP awards granted to the NEOs, which awards were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will generally become exercisable ratably over three years.

(5)	The grants reflected in these rows represent special awards made to Mr. Grasberger upon his promotion to President & CEO.

(6)	Mr. Minan was not eligible to participate in the Company’s 2014 LTIP. Effective January 1, 2015, he will be eligible to participate in the Company’s LTIP at an annual target level of 150% of base salary. The grants reflected in these rows represent Mr. Minan’s sign-on awards in connection with his appointment to CFO. The total value of his sign-on awards was equal to $240,000 and was granted consistent with our LTIP structure: one-third PSUs, one-third SARs, and one-third RSUs.

(7)	The grants reflected in these rows represent Ms. Dorch’s annual equity grants and special one-time retention awards. The total value of special awards was equal to $300,000 and was granted consistent with our LTIP structure: one-third PSUs, one-third SARs, and one-third RSUs.

(8)	In connection with his service as Interim President & CEO, Mr. Everitt did not participate in the AIP or the LTIP and was instead granted shares of Common Stock that vest immediately and are not subject to any holding period restrictions.

(9)	Reflects RSUs granted under the Director Plan to Mr. Everitt as part of his non-employee Director Compensation after he stepped down from his position as Interim President & CEO. This award will vest on April 29, 2015.

2014 AIP Awards; 2014 LTIP Awards

For additional details regarding our 2014 AIP and LTIP awards, please see the descriptions set forth under the headings “2014 AIP Awards” and “Long-Term Incentive Awards,” respectively, in the CD&A. For additional details regarding the relationship of base salary, short-term and long-term incentive compensation to total compensation, please see the CD&A section of this Proxy Statement. For additional details regarding the offer and notification letters for Messrs. Grasberger, Everitt, Minan and Lundgren, please see the description set forth under the heading “Employment Arrangements with Certain NEOs” in the CD&A.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2014:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Nicholas Grasberger, III
	-0-	84,290	$25.11	08/01/24	-	-	-	-
	-0-	51,900	$23.25	04/07/24	-	-	-	-
	13,174	52,698	$22.70	05/09/23	-	-	-	-
	-	-	-	-	-	-	10,563	$199,526
	-	-	-	-	57,560	$1,087,308	-	-
Peter F. Minan
	-0-	12,401	$20.48	11/25/24	-	-	-	-
	-	-	-	-	-	-	977	$18,446
	-	-	-	-	3,906	$73,784	-	-
A. Verona Dorch
	-0-	26,553	$25.93	05/09/24	-	-	-	-
	5,855	23,421	$22.70	05/09/23	-	-	-	-
	6,328	9,493	$19.65	05/03/22	-	-	-	-
	4,351	-0-	$31.75	01/24/18	-	-	-	-
	3,149	-0-	$31.75	01/24/18	-	-	-	-
	-	-	-	-	-	-	2,089	$39,466
	-	-	-	-	15,138	$285,957	-	-
Richard E. Lundgren, Jr.
	-0-	21,702	$25.93	05/09/24	-	-	-	-
	-	-	-	-	-	-	1,708	$32,255
	-	-	-	-	26,113	$493,275	-	-
Scott W. Jacoby
	-0-	12,255	$25.93	05/09/24	-	-	-	-
	3,910	15,642	$22.70	05/09/23	-	-	-	-
	6,236	9,357	$23.73	03/15/22	-	-	-	-
	31,851	-0-	$31.75	01/24/18	-	-	-	-
	3,149	-0-	$31.75	01/24/18	-	-	-	-
	-	-	-	-	-	-	964	$18,215
	-	-	-	-	24,085	$454,966	-	-
David C. Everitt
	-	-	-	-	2,528	$47,754	-	-
Patrick K. Decker
	-	-	-	-	-	-	-	-

(1)	These columns reflect the following awards:

(a)	For Mr. Minan (the sole entry in these columns), the SARs granted on November 25, 2014;

(b)	For Mr. Grasberger (the first entry in these columns), the SARs granted on August 1, 2014;

(c)	For Ms. Dorch and Mr. Jacoby (the first entry in these columns) and for Mr. Lundgren (the sole entry in these columns), the SARs granted on May 9, 2014;

(d)	For Mr. Grasberger (the second entry in these columns), the SARs granted on April 7, 2014;

(e)	For Mr. Grasberger (the third entry in these columns) and for Ms. Dorch and Mr. Jacoby (the second entry in these columns), the SARs granted on May 10, 2013;

(f)	For Ms. Dorch (the third entry in these columns), the SARs granted on May 4, 2012;

(g)	For Mr. Jacoby (the third entry in these columns), the SARs granted on March 16, 2012; and

(h)	For Ms. Dorch and Mr. Jacoby (the fourth and fifth entries in these columns), stock options granted January 25, 2011.

The SARs generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant, except for the 2014 grants which vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The stock options generally vest and become exercisable three years after the grant date. The exercise prices for the SARs and options granted in 2012 and 2011 are equal to the average of the high and low price of our Common Stock on the date of grant. The grants of SARs and options in 2012 and 2011 were made pursuant to the 1995 Plan. The exercise prices for the SARs granted in 2013 and 2014 are equal to the closing price of our Common Stock on the date of grant. 2013 and 2014 SAR grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)	The following number of RSUs granted to Mr. Grasberger on April 7, 2014 and August 1, 2014, to Mr. Minan on November 25, 2014, and to Ms. Dorch and Messrs. Lundgren and Jacoby on May 9, 2014, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 15,700 RSUs and 26,550 RSUs; Mr. Minan, 3,906 RSUs; Ms. Dorch, 8,357 RSUs; Mr. Lundgren, 26,113 RSUs; and Mr. Jacoby, 3,857 RSUs;

(b)	2,528 RSUs granted to Mr. Everitt on August 1, 2014 for his service as a non-employee Director, which will vest on April 29, 2015;

(c)	The following number of RSUs granted to Mr. Grasberger, Ms. Dorch and Mr. Jacoby on May 10, 2013, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 15,310 RSUs (Mr. Grasberger’s May 10, 2013 RSU grants consisted of two separate awards: 10,310 RSUs were awarded under the terms of the normal annual LTIP grant and 5,000 RSUs were granted as a special one-time award per his offer letter for initial employment as CFO); Ms. Dorch, 4,582 RSUs; and Mr. Jacoby, 3,060 RSUs;

(d)	The following number of RSUs granted to Ms. Dorch on May 4, 2012 and to Mr. Jacoby on March 16, 2012, which in each case will “cliff” vest three years after the grant date: Ms. Dorch, 2,199 RSUs and Mr. Jacoby, 2,168 RSUs; and

(e)	The following number of RSUs granted to Mr. Jacoby on January 24, 2012, which will “cliff” vest three years after the grant date: 15,000 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2014 ($18.89) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of the threshold numbers of PSUs based on:

(a)	target grants of 15,700 and 26,550 PSUs made to Mr. Grasberger on April 7, 2014 and August 1, 2014, respectively, which in each case will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016;

(b)	a target grant of 3,906 PSUs made to Mr. Minan on November 25, 2014, which will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016; and

(c)	target grants of 8,357, 6,830, and 3,857 PSUs made to Ms. Dorch, and Messrs. Lundgren and Jacoby, respectively, on May 9, 2014, which will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016.

(5)	The market value was computed by multiplying the closing market price of our stock on December 31, 2014 ($18.89) by the threshold number of PSUs (one quarter of the target amount). The number of shares shown in the previous column have been rounded while the market value has been calculated without rounding.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
F. Nicholas Grasberger, III	0	$0	0	$0
Peter F. Minan	0	$0	0	$0
A. Verona Dorch	0	$0	3,483	$89,608
Richard E. Lundgren, Jr.	0	$0	0	$0
Scott W. Jacoby	0	$0	3,420	$87,975
David C. Everitt	0	$0	5,521	$131,786
Patrick K. Decker	0	$0	0	$0

(1)	For Ms. Dorch and Mr. Jacoby, the number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP award for the 2011 – 2013 award cycle, which, pursuant to the terms of the 1995 Plan, vested on January 26, 2014, the fair market value of which was $25.725 per share, based on the average of the high and low sales prices of our Common Stock on January 26, 2014.

(2)	For Mr. Everitt, this column consists of 5,143 shares granted as part of his non-employee director compensation in 2013 which vested on April 29, 2014, and dividends earned on vested Director equity that were settled in shares of Common Stock. The fair market value of the director grant was based on the average of the high and low sales prices of our Common Stock on the vesting date. Because they were not restricted, the fair market value of the dividends was based on the average of the high and low sales prices of our Common Stock on the grant date.

2014 Pension Benefits Table

The following table describes pension benefits provided to the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
F. Nicholas Grasberger, III
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Peter F. Minan
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
A. Verona Dorch
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Richard E. Lundgren, Jr.
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Scott W. Jacoby
	Harsco Employees’ Pension Plan	8.667	$154,345	$0
David C. Everitt
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
Patrick K. Decker
	Harsco Employees’ Pension Plan	N/A	N/A	N/A

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the NEOs, which will only be known at the time that they become eligible for payment.

Retirement Plans

Only one NEO, Mr. Jacoby, is covered under the Harsco Employees’ Pension Plan (the “HEPP”) As described below, pension benefits were frozen effective December 31, 2008 under the HEPP. Messrs. Grasberger, Lundgren, Jacoby and Minan, Ms. Dorch and all other U.S.-based officers are now covered by the RSIP, as described in the narrative disclosure to the 2014 Nonqualified Deferred Compensation Table.

The HEPP is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are generally reduced, although the HEPP provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The HEPP also provides for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the HEPP is equal to a total of 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times years of service in excess of 33 years, but not in excess of 40 years. Final average compensation under the HEPP is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

Effective January 1, 2003, the HEPP was amended to reduce the amount of non-discretionary incentive compensation included in aggregate compensation from 100% to 50% for benefit amounts paid on or after that date. The amendments also reduced the multiplier applied to average compensation under the HEPP from 1.3% to 1.2%. Notwithstanding these amendments, no participant’s retirement benefit under the HEPP was reduced below the amount of benefit accrued at December 31, 2002.

The HEPP was amended again on December 31, 2003 to provide that no additional years of service would be credited to any of our salaried employees after that date, provided, however, that compensation earned for services performed after December 31, 2003 would continue to be included in determining final average compensation under the HEPP. The HEPP was further amended effective December 31, 2008 to provide that compensation earned after that date would not be included in determining final average compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the HEPP’s accrued pension benefits were frozen as of December 31, 2008. We do not provide retiree medical or retiree life insurance benefits to our executive officers.

2014 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
F. Nicholas Grasberger, III
	Non-Qualified Restoration Plan	$0	$16,035	$844	$0	$24,615
Peter F. Minan (4)
	Non-Qualified Restoration Plan	$0	$0	$0	$0	$0
A. Verona Dorch
	Non-Qualified Restoration Plan	$0	$3,785	$1,090	$0	$22,669
Richard E. Lundgren, Jr.
	Non-Qualified Restoration Plan	$0	$4,023	$0	$0	$4,023
Scott W. Jacoby
	Non-Qualified Restoration Plan	$0	$1,262	$3,486	$0	$62,174
David C. Everitt (4)
	Non-Qualified Restoration Plan	$0	$0	$0	$0	$0
Patrick K. Decker (5)
	Non-Qualified Restoration Plan	$0	$0	$2,142	$41,450	$0

(1)	This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO (other than Mr. Everitt) under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2014 in the 2014 Summary Compensation Table under the “All Other Compensation” column.

(2)	Aggregate earnings in 2014 include (a) earnings on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings on deferred compensation during fiscal year 2014, none of the amounts reported in this column are reported as compensation for 2014 in the 2014 Summary Compensation Table.

(3)	Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and were previously reported in prior years’ Summary Compensation Tables as compensation: Mr. Grasberger, $7,538; Mr. Minan, $0; Ms. Dorch, $6,965; Mr. Lundgren, $0; and Mr. Jacoby, $5,460; Mr. Everitt, $0; and Mr. Decker, $37,130.

(4)	Messrs. Minan and Everitt did not participate in any of our U.S.-based nonqualified deferred compensation plans during 2014.

(5)	In connection with his departure from the Company, Mr. Decker terminated his account and received a full payout for his account balance in 2014.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2014, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2014.

Patrick K. Decker resigned his position as President and Chief Executive Officer of the Company effective February 28, 2014. In conjunction with his resignation, Mr. Decker forfeited all unvested long-term incentive awards and rights to all outstanding short-term incentive awards.

Termination as a Result of
	Change in Control(3)	For Cause or Voluntary(4)	Involuntary not for Cause(5)	Death or Disability(6)	Retirement(8)
Compensation:
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives:
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Performance Shares	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites:
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓(7)
Accrued but unpaid vacation	✓	✓	✓	✓

(1)	Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)	In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Jacoby, Lundgren and Minan and Ms. Dorch will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•	Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

O	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

O	a pro-rata target annual incentive compensation payment for the year of termination; and

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”);

•	Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•	Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

O	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

O	a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, two times base salary and target incentive compensation in the case of Messrs. Jacoby, Lundgren and Minan and Ms. Dorch.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2014 salaries and 2014 target annual incentive compensation, assuming the triggering event occurred on December 31, 2014 during a Protection Period.

In addition to the benefits provided under the CIC Agreements, following a qualifying change in control, each of our NEOs would be entitled to the following benefits under existing plans and arrangements:

•	Accelerated vesting of RSUs, stock options and SARs granted under the 1995 Plan, in accordance with the terms of each officer’s award agreements; and

•	Accelerated vesting of the service-based portion of LTIP awards for the 2012 – 2014 award cycle, under the terms of the 1995 Plan (the performance-based portion of LTIP awards is not subject to automatic acceleration).

(4)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2014 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2014 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2014 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2014 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger III, our President & CEO, assuming such events occurred at December 31, 2014:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	$0	$0	$0	$0	$0	$0	$0
Unpaid Non-Equity Incentive Plan Compensation(3)	$0	$0	$0	$0	$0	$0	$0
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	$0	$1,087,308	$0	$0	$1,087,308	$1,087,308	$0
SARs (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0
PSUs(5)	$0	$0	$0	$0	$0	$0	$0
Multiple of Base Salary	$0	$2,340,000	$0	$0	$0	$0	$0
Multiple of Non-Equity Incentive Plan Compensation	$0	$2,340,000	$0	$0	$0	$0	$0
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$24,615	$24,615	$24,615	$24,615	$24,615	$24,615	$24,615
RSIP	$34,501	$34,501	$34,501	$34,501	$34,501	$34,501	$34,501
Benefits and Perquisites
Pension	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$500,000	$0	$0
Total:	$59,116	$5,826,424	$59,116	$59,116	$1,646,424	$1,146,424	$59,116

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2014, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table, has been earned as of December 31, 2014, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2014 was below threshold for TSR goals established for the 2014-2016 performance programs.

The following table describes the potential compensation upon termination or a change in control for Peter F. Minan, our CFO, assuming such events had occurred at December 31, 2014:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	$0	$0	$0	$0	$0	$0	$0
Unpaid Non-Equity Incentive Plan Compensation(3)	$0	$0	$0	$0	$0	$0	$0
Unpaid Long-Term Incentives:
RSUs (unvested and accelerated)	$0	$73,784	$0	$0	$73,784	$73,784	$0
SARs (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0
PSUs(4)	$0	$0	$0	$0	$0	$0	$0
Multiple of Base Salary	$0	$950,000	$0	$0	$0	$0	$0
Multiple of Non-Equity Incentive Plan Compensation	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
RSIP	$3,438	$3,438	$3,438	$3,438	$3,438	$3,438	$3,438
Benefits and Perquisites
Pension	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$500,000	$0	$0
Total:	$3,438	$1,027,222	$3,438	$3,438	$577,222	$77,222	$3,438

(1)	If Mr. Minan were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Minan due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2014, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table, has been earned as of December 31, 2014, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Performance in 2014 was below threshold for TSR goals established for the 2014-2016 performance program.

The following table describes the potential compensation upon termination or a change in control for A. Verona Dorch, our former Chief Legal Officer, Chief Compliance Officer & Corporate Secretary, assuming such events occurred at December 31, 2014. As of March 10, 2015, Ms. Dorch no longer serves as Chief Legal Officer, Chief Compliance Officer & Corporate Secretary. Concurrently, Ms. Dorch forfeited all unvested equity awards.

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	$0	$0	$0	$0	$0	$0	$0
Unpaid Non-Equity Incentive Plan Compensation(3)	$0	$0	$0	$0	$0	$0	$0
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	$41,539	$285,957	$0	$0	$285,957	$285,957	$0
SARs (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0
PSUs(5)	$0	$0	$0	$0	$0	$0	$0
Multiple of Base Salary	$0	$760,000	$0	$0	$0	$0	$0
Multiple of Non-Equity Incentive Plan Compensation	$0	$570,000	$0	$0	$0	$0	$0
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$22,669	$22,669	$22,669	$22,669	$22,669	$22,669	$22,669
RSIP	$143,156	$143,156	$143,156	$143,156	$143,156	$143,156	$143,156
Benefits and Perquisites
Pension	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$500,000	$0	$0
Total:	$207,364	$1,781,782	$165,825	$165,825	$951,782	$451,782	$165,825

(1)	If Ms. Dorch were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: RSUs ($41,539).

(2)	The amounts payable to Ms. Dorch due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2014, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table, has been earned as of December 31, 2014, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2014 was below threshold for TSR goals established for the 2014-2016 performance program.

The following table describes the potential compensation upon termination or a change in control for Richard E. Lundgren, Jr. our Senior Vice President, Group President of Harsco Metals & Minerals, assuming such events occurred at December 31, 2014:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	$0	$0	$0	$0	$0	$0	$0
Unpaid Non-Equity Incentive Plan Compensation(3)	$0	$0	$0	$0	$0	$0	$0
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	$0	$493,275	$0	$0	$493,275	$493,275	$0
SARs (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0
PSUs(5)	$0	$0	$0	$0	$0	$0	$0
Multiple of Base Salary	$0	$850,000	$0	$0	$0	$0	$0
Multiple of Non-Equity Incentive Plan Compensation	$0	$637,500	$0	$0	$0	$0	$0
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$4,023	$4,023	$4,023	$4,023	$4,023	$4,023	$4,023
RSIP	$28,009	$28,009	$28,009	$28,009	$28,009	$28,009	$28,009
Benefits and Perquisites
Pension	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$500,000	$0	$0
Total:	$32,032	$2,012,807	$32,032	$32,032	$1,025,307	$525,307	$32,032

(1)	If Mr. Lundgren were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Lundgren due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2014, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table, has been earned as of December 31, 2014, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2014 was below threshold for TSR goals established for the 2014-2016 performance program.

The following table describes the potential compensation upon termination or a change in control for Scott W. Jacoby, our Vice President & Group President, Harsco Rail, assuming such events occurred at December 31, 2014:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	$0	$0	$0	$0	$0	$0	$0
Unpaid Non-Equity Incentive Plan Compensation(3)	$0	$0	$0	$0	$0	$0	$0
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	$324,304	$454,966	$0	$0	$454,966	$454,966	$0
SARs (unvested and accelerated)	$0	$0	$0	$0	$0	$0	$0
PSUs(5)	$0	$0	$0	$0	$0	$0	$0
Multiple of Base Salary	$0	$600,000	$0	$0	$0	$0	$0
Multiple of Non-Equity Incentive Plan Compensation	$0	$390,000	$0	$0	$0	$0	$0
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$62,174	$62,174	$62,174	$62,174	$62,174	$62,174	$62,174
RSIP	$506,704	$506,704	$506,704	$506,704	$506,704	$506,704	$506,704
Benefits and Perquisites
Pension	$140,489	$140,489	$140,489	$140,489	$71,446	$162,593	$140,489
Life Insurance Proceeds	$0	$0	$0	$0	$500,000	$0	$0
Total:	$1,033,671	$2,154,333	$709,367	$709,367	$1,595,290	$1,186,437	$709,367

(1)	If Mr. Jacoby were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: RSUs ($324,304).
(2)	The amounts payable to Mr. Jacoby due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.
(3)	Assumes all non-equity incentive plan compensation earned for 2014, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table, has been earned as of December 31, 2014, and thus is not additional compensation resulting from the termination scenarios described in this table.
(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.
(5)	Performance in 2014 was below threshold for TSR goals established for the 2014-2016 performance program.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to our NEOs are discussed in greater detail in the CD&A in this Proxy Statement.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Our 2014 annual meeting was our fourth year holding annual advisory votes on executive compensation, or “say-on-pay,” in accordance with the Dodd-Frank Act. Stockholder support for our executive compensation program has increased each year, with the 2014 vote achieving a 95% approval from our stockholders. In 2011, 2012 and 2013, our say-on-pay proposal received support from approximately 69%, 74% and 76% of the votes cast, respectively. We believe the continuous improvement in our results demonstrate that we are committed to attaining the highest levels of stockholder support for our executive compensation program going forward and that we respect input from our stockholders and take their concerns seriously. As a consequence, during 2014 we:

•	Engaged in outreach efforts with our largest institutional stockholders to better understand any concerns they might have with our compensation policies and practices;

•	Analyzed guidance from and held meetings with proxy advisory firms, whose advice and analysis certain of our institutional stockholders factor into their decision making process;

•	Consulted with the MD&C Committee’s independent compensation consultant regarding evolving market practices; and

•	Analyzed our compensation practices and associated communications and disclosures considering what we heard during the outreach efforts.

The outreach efforts undertaken in response to our previous say-on-pay votes provided us with valuable insights regarding stockholders’ views of our compensation program. As a direct result, the MD&C Committee took additional steps to help ensure that our compensation policies and practices appropriately reflect our pay-for-performance philosophy.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. Under this program, we seek to align pay and performance by making a significant portion of our NEOs’ total compensation dependent on:

•	Achievement of specific annual and long-term strategic and financial goals; and

•	Realization of increased stockholder value.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Meetings and Committees of the Board” and “Compensation Discussion & Analysis” and include:

•	We have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our stockholders’ interests;

•	Our long-term incentive program is 100% stock-based;

•	Approximately 78% of our President & CEO’s target total compensation was variable compensation (56% of our President & CEO’s target total compensation is based on long-term performance);

•	On average, 66% of our other NEOs’ target total compensation was variable compensation;

•	We do not pay the tax liability (in other words, no “gross-ups”) associated with executive perquisites other than relocation expenses;

•	We employ our executive officers “at will” without individual severance agreements or employment contracts; and

•	We have implemented significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy.

Please read “Compensation Discussion & Analysis” beginning on page 34 and the accompanying executive compensation tables beginning on page 59 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will be treated as votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2016 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2014)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,516,201(1)	$24.00	5,723,406(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,516,201(1)	$24.00	5,723,406(2)

(1)	Includes outstanding options to purchase 121,500 shares of common stock, 953,048 SARs outstanding, 306,300 RSUs outstanding and 135,353 PSUs outstanding, in each case as of December 31, 2014. The options and SARs have a weighted average remaining term of 8.0 years. Based on our December 31, 2014 closing stock price of $18.89 per share, no SARs outstanding are in-the-money and no shares would be issuable for our outstanding SARs as of December 31, 2014. Additionally, based on our calculated total stockholder return, no shares would be issuable for our outstanding PSUs as of December 31, 2014.

(2)	Plans include the 1995 Executive Incentive Compensation Plan, as amended, the Director Plan, as amended, and the 2013 Equity and Incentive Compensation Plan. As of December 31, 2014, 107,063 and 5,616,343 shares remained available for future issuance under the Director Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the Director Plan are available for full-value awards granted under such plan, while 3,013,373 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No additional shares are available for issuance under the 1995 Executive Incentive Compensation Plan.

PROPOSAL 4: APPROVAL OF AN AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS.

The Board of Directors has approved, and recommends approval of, an amendment to the Company’s Restated Certificate of Incorporation (“Restated Certificate of Incorporation”) to implement a majority voting standard for the election of directors in uncontested elections. Appendix A, attached to this proxy statement, shows the changes to the Restated Certificate of Incorporation if the amendment is approved. The Company’s Restated Certificate of Incorporation requires an affirmative vote of 80% of outstanding shares for this proposal to pass.

The Delaware General Corporation Law (the “DGCL”) provides that, unless otherwise specified in a company’s certificate of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company’s Restated Certificate of Incorporation specifies that directors shall be elected by a plurality vote. Under plurality voting, only “for” votes are counted, not any “withheld” votes or abstentions, so in an uncontested election (i.e., an election where the only nominees are those proposed by the board) a director could be elected with only one “for” vote, despite an overwhelming number of “withheld” votes. However, the Company’s Bylaws and Corporate Governance Principles include a director resignation policy that incorporates a form of majority voting for uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this policy, if a director nominee in an uncontested election receives a greater number of votes “withheld” for his or her election than votes “for” his or her election, then that director nominee must tender a written offer to resign from the Board promptly after the certification of the stockholder vote by the Inspector of Elections. The Nominating and Corporate Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept the director’s resignation. Within 90 days following certification of the stockholder vote, the Board would make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision then would be promptly disclosed in a Form 8-K report filed with the SEC.

After careful consideration and after obtaining feedback from several stockholders on this issue, the Board believes it is in the best interests of the Company and its stockholders to amend the Company’s Restated Certificate of Incorporation to provide for majority voting in uncontested director elections.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Stockholders will be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast. Under the DGCL, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced by the stockholders to eliminate the director’s seat on the board, his or her position is filled by a subsequent stockholder vote, or the director is removed by the stockholders. If the amendment to the Restated Certificate of Incorporation is approved by the Company’s stockholders, the Board will retain the existing director resignation policy set forth in its Bylaws and Corporate Governance Principles to address the continuation in office of a “holdover” director, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board pursuant to the process described above.

Under the DGCL, the Company’s stockholders must approve an amendment to the Restated Certificate of Incorporation in order to change the voting standard in director elections. If proposal 4 is approved, the second sentence of paragraph (c) of Article Fifteenth of the Company’s Restated Certificate of Incorporation will be revised to read as follows:

“… Except as provided otherwise in this Article FIFTEENTH, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected as a result of a timely nomination by a stockholder or stockholders in accordance with Article III, Section 2 of the Bylaws, as determined by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in the Bylaws, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article FIFTEENTH, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director.”

Approval of the amendment will require the affirmative vote of not less than 80% of the votes entitled to be cast by all holders of shares of the Company’s common stock. If approved by the Company’s stockholders, this amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. The Company would make such a filing promptly after the Annual Meeting. The new majority voting standard would then be applicable to any future uncontested election of directors beginning with the Company’s 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE THAT DIRECTORS WILL BE ELECTED BY A MAJORITY VOTE IN UNCONTESTED ELECTIONS.

TRANSACTIONS WITH RELATED PERSONS

For the fiscal year ended December 31, 2014, there were no transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item  404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year, we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the President & CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Earl, Everitt, Graham, Growcock, and Wilburn served as members of our MD&C Committee during 2014. Other than Mr. Everitt who served as Interim President & CEO from February 28, 2014 to July 30, 2014, none of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed, except as follows: upon becoming a Section 16 officer in April 2014, Mr. Lundgren filed a Form 3 with the SEC on a timely basis that inadvertently failed to include 3,000 shares of Harsco common stock held in a brokerage account. Promptly after being informed of the omission, Mr. Lundgren filed an amendment to the Form 3 reporting the correct number of shares directly owned.

OTHER MATTERS

Householding of Proxy Materials

We and some brokers “household” the Summary Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2016 Annual Meeting of Stockholders

The 2016 Annual Meeting of Stockholders is expected to be held on April 26, 2016. If one of our stockholders wishes to submit a proposal for consideration at the 2016 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than December 1, 2015 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2016 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2016 Annual Meeting of Stockholders in accordance with our by-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days’ notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within 10 days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2016 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 30, 2016. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

APPENDIX A

Amended language is included below and deleted language is indicated by strike-outs.

PROPOSED AMENDMENTS TO ARTICLE FIFTEENTH OF THE

RESTATED CERTIFICATE OF INCORPORATION OF HARSCO CORPORATION

“FIFTEENTH

(c) Number, Election and Term of Directors. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. ~~The Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at each annual meeting of stockholders, except as provided in Paragraph (c) of this Article FIFTEENTH, and each Director shall hold office until the next annual meeting of stockholders and until such Director’s successor is elected and qualified, except as required by law.~~ Except as provided otherwise in this Article FIFTEENTH, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected as a result of a timely nomination by a stockholder or stockholders in accordance with Article III, Section 2 of the Bylaws, as determined by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in the Bylaws, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article FIFTEENTH, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director.”

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2015.

Vote by Internet
• Go to www.envisionreports.com/hsc
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

+
1.	Election of Directors:	01 - J.F. Earl	02 - K.G. Eddy	03 - D.C. Everitt	04 - S.E. Graham
		05 - F.N. Grasberger	06 - T.D. Growcock	07 - H.W. Knueppel	08 - E. La Roche
		09 - J.M. Loree	10 - P.C. Widman

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2015.	☐	☐	☐	3.	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

4.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

0206FA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our 2014 Annual Report on Form 10-K and the 2014 Summary Annual Report are available at: http://www.envisionreports.com/hsc (for registered stockholders) or http://www.edocumentview.com/hsc (for all other stockholders).

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Harsco Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HARSCO CORPORATION

The undersigned hereby appoints D.C. Everitt, F.N. Grasberger and K.G. Eddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 29, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND “FOR” ITEMS 2, 3 AND 4.

(Continued and to be marked, dated and signed on the other side)